Exhibit 4.14

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

DATED

30 September 2022

P&T Global Renewable Energy Limited

as Seller

and

ReneSola Power UK Ltd

as Buyer

SHARE PURCHASE AGREEMENT

DATE OF SPA	30 September 2022

PARTIES

(1)

P&T Global Renewable Energy Limited a company incorporated and registered in the British Virgin Islands with registered number 1982140 whose registered office is at Sea Meadow House, Blackburne Highway, P.O. Box 116, Road Town, Tortola, British Virgin Islands (“Seller”); and

(2)

ReneSola Power UK Limited a company incorporated and registered in England and Wales with company number 09721060, whose registered office is at 25 Eccleston Place, London, England, SW1W 9NF (“Buyer”).

INTRODUCTION

A	The Company is a private company limited by shares incorporated in England and Wales.
B	The Company has an issued share capital of £427,864 divided into 427,864 ordinary shares of £1 each.
C	The Company is an independent power producer and operates a 49.90 MW solar farm.
D	Further particulars of the Company as at the date of this deed are set out in Schedule 2 (Particulars of the Company).
E	The Seller is the owner of the legal and beneficial title to the Sale Shares.
F

The Seller has agreed to sell and the Buyer has agreed to buy the Sale Shares and to procure the repayment of the Trade Deposit and EPC Amount by the Company subject to the terms and conditions of this deed.

IT IS AGREED THAT:

1	DEFINITIONS AND INTERPRETATION
1.1	The definitions and rules of interpretation in this clause apply in this deed.

“Affiliate” means, at any time, and with respect to any person, any other person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first person. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, the ability to exercise voting power, by virtue of beneficial ownership of, or control over a majority of the economic interest, by contract or otherwise.

“Aggregate Amount” means the fixed amount equal to £17,000,000 (Sterling Pound Seventeen Million).

“AMA” means the asset management agreement executed on February 22, 2021 between the Company and Kingdom Energy Limited.

“Applicable Law” means any

(a)

statute, statutory instrument, bye law, order, directive, regulation, directive, treaty, decree or law (including any common law or civil law judgment, demand, order or decision of any court, regulator or tribunal);

(b)legally binding rule, policy, guidance or recommendationissued by any Authority; or

(c)	legally binding industry code of conduct or guideline,

which relates to the Company and/or the Business.

“Approvals” means those registrations, licences, authorisations, and consents required for the Company to own and operate its assets and to carry on the Business in the places and in the manner in which the Business is currently carried on.

“Aviva” means Aviva Investors Infrastructure Income no.4A Limited and Aviva Investors Infrastructure Income no.4B Limited.

“Aviva Consent” means written consent, accession and resignation deed relating to the Aviva Financing Documentation from Aviva in respect of the Transaction and in particular in respect of the change of control of the Company.

“Aviva Financing Documentation” means the Deed of Restrictive Covenant executed on 15 November, 2019 by and between the Company (as Subtenant), the Seller (as Shareholder), Aviva Investors Infrastructure Income no.4A Limited and Aviva Investors Infrastructure Income no.4B Limited and related financing documents.

“Authority” means any governmental, statutory or regulatory authority or prosecutor (including any stock exchange or listing authority or the Panel on Takeovers and Mergers).

“Bank Accounts” means the following bank account of the Company: Santander bank account, Sort code: 090222, Account number: 10862773.

“Business” means the business carried on by the Company, namely the development, construction, ownership and operation of the Solar PV Project at the Property and the selling, importing, and exporting of the electricity generated by such facility.

“Business Day” means a day, other than a Saturday, Sunday or public holiday in England, when banks in London are open for business.

“CA 2006” means the Companies Act 2006.

“CAA 2001” means the Capital Allowances Act 2001.

“Claim” means any claim, demand, action, proceeding or suit by the Buyer under or in connection with or arising out of this deed or any matters which are the subject of this deed.

“Confidential Information” means all information relating to the business, customers, suppliers, financial or other affairs of the Company and/or the Business which is not in the public domain (including information concerning future proposals, business plans and sales targets);

“Company” means Branston Solar Farm Limited, a company incorporated and registered in England and Wales with company number 10866265 whose registered office is at Unit 2 & 3

Whiteside Business Park Station Road, Holmes Chapel, Crewe, England, CW4 8AA, further details of which are set out in Schedule 2 (Particulars of the Company).

“Completion” means completion of the sale and purchase of the Sale Shares in accordance with this deed.

“Completion Date” means the date of this deed.

“connected” has, in relation to a person, the meaning given in section 1122 of the CTA 2010 and “connected persons” shall be construed accordingly.

“Control” has the meaning given in section 1124 of the CTA 2010, and the expression change of Control shall be construed accordingly.

“CTA 2009” means the Corporation Tax Act 2009.

“CTA 2010” means the Corporation Tax Act 2010.

“Data Room” means the virtual data room set up by the Seller and opened for the Buyer until the Completion Date.

“Data Room Information” means the documents made available by the Seller to the Buyer in the Data Room as listed in the Data Room Index attached to the Disclosure Letter (and the contents of which (and no other information) are to be set out in an electronic drive provided to the Buyer’s advisers by the Seller and collated by the Buyer’s advisers and shared with the Buyer prior to Completion).

“Data Room Index” means the index detailing the contents of the Data Room, in the agreed form.

“Director” means each person who is a director of the Company, as set out in Schedule 2 (Particulars of the Company ).

“Disclosed” means facts, matters or other information fairly disclosed by the Seller to the Buyer in the Disclosure Bundle in such manner and with such accuracy and detail so as to enable a reasonable buyer to make an informed assessment of the fact, matter or information concerned, its nature and effect.

“Disclosure Bundle” means the Data Room Information together with the Disclosure Letter and any documents attached to it.

“Disclosure Letter” means the letter relating to the Warranties from the Seller to the Buyer in the agreed form with the same date as this deed and described as the Disclosure Letter.

“DNO” means Western Power Distribution.

“EHS Matters” all matters relating to the pollution or protection of the Environment or harm to or the protection of human health and safety or the health of animals and plants or energy efficiency or reduction or emissions trading.

“Encumbrance” means any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement

(save for those granted to Aviva under the Aviva Financing Documentation and the SEC Charges);

“Energy Reimbursement Claim” means the Company’s claim against DNO concerning the erroneous energy consumption meter readings prior to the Reference Date;

“Energy Reimbursement Compensation” means any amounts received by the Company (after deducting all costs reasonably and properly incurred by the Company in respect of the Energy Reimbursement Claim and any Tax payable by the Company in respect of such amounts) in relation to the Energy Reimbursement Claim;

“Environment” means natural and man-made environment, including all or any of the following media, namely air, water (including without limitation water in drains and sewers) and land (including air within buildings and other natural or man-made structures above or below the ground) and any living organisms (including man) or systems supported by those media.

“EPC Amount” means the sum of £12,650,285, being the outstanding and total amount due by the Company to Shanghai Electric UK Company Limited and Shanghai Electric Hong Kong International Engineering Company Limited pursuant to the EPC Contract as set out in Schedule 1, Part 2.

“EPC Contract” means the EPC Contract executed on June 18, 2019 by and between the Company (as Principal), Shanghai Electric UK Company Limited and Shanghai Electric Hong Kong International Engineering Company Limited (as Contractor), as then amended.

“Expert” means reputable and independent chartered accountant to be jointly appointed by the Buyer and the Seller.

“Fundamental Warranties” means the warranties contained in Schedule 4, Part 1 (Fundamental Warranties).

“General Warranties” means the warranties contained in Schedule 4. Part 2 (General Warranties).

“General Warranty Claim” means a claim for breach of any of the General Warranties.

“Grid Connection” means the grid connection the subject of the Grid Connection Agreement.

“Grid Connection Agreement” means the Connection Agreement executed on 6 October 2021 between the Company and Western Power Distribution (East Midlands) plc.

“Group” means in relation to a company, that company, any subsidiary, or any holding company from time to time of that company, and any subsidiary from time to time of a holding company of that company. Each company in a Group is a member of the Group.

“Harm” means harm to the Environment, and in the case of man includes offence caused to any of his senses or harm to his property.

“Hazardous Substance” means material, substances or organisms which, alone or in combination with others, are capable of causing Harm, including radioactive substances and asbestos containing materials.

“HMRC” means HM Revenue & Customs.

“holding company” has the meaning given in clause 1.11.

“IHTA 1984” means the Inheritance Tax Act 1984.

“Insolvency Proceedings” means any insolvency related proceedings, whether in or out of court, including proceedings or steps leading to any form of winding up, dissolution, bankruptcy, arrangement or scheme with creditors, moratorium, stay or limitation of creditors’ rights, interim or provisional supervision by a court or court appointee, or any distress, execution, recovery or other process levied or exercised (including any appointment of a receiver or administrator or liquidator or manager or trustee or similar person of any of its revenues or assets), or any event similar to any of such events in any jurisdiction outside England and Wales.

“Installation Agreement” means the installation agreement to be entered into between the Company and the Parish Council (as defined therein) for the installation of solar photovoltaic systems.

“Intellectual Property” has the meaning given in paragraph 17.1 of Schedule 4, Part 2 (General Warranties).

“ITEPA 2003” means the Income Tax (Earnings and Pensions) Act 2003.

“Leakage” means, to the extent occurred (and/or having effect or continuing to have effect) after the Reference Date, any of the following:

(a)any actual or deemed dividend or distribution (whether in cashor kind) or any other return of capital, declared, paid or made by the Company to or for the benefit of the Seller, or any of its connected persons;

(b)

any redemption, purchase or repayment of shares, bonds, loans, or other securities or return of capital (whether by reduction of capital or otherwise) by the Company to or in favour of the Seller or any of its connected persons;

(c)	any payment of interest or principal in respect of any amounts owed by the Company to the Seller or any of its connected persons;
(d)

any shares, loan capital or other securities of the Company created, issued, allotted or any agreement to such a creation, issue or allotment, to or in favour of the Seller or any of its connected persons;

(e)

the payment of any management, benefit, service or other charge or fee, and any other payment in cash or in kind by the Company to, or for the benefit of, or at the direction of, the Seller or any of its connected persons;

(f)

the transfer, sale, creation of any Encumbrance over, surrendering or disposal of, any assets, rights or other benefit of the Company to, or to the benefit of, the Seller or any of its connected persons;

(g)

any guarantee, indemnity, security or other Encumbrance provided by the Company in respect of obligations or liabilities of the Seller or created over any of the assets of the Company to, or for the benefit of, the Seller or any of its connected persons;

(h)

the waiver, discount, deferral, release or discharge by the Company of any amount or obligation owed by the Seller or any of its connected persons or any claim against the Seller and its connected persons;

(i)

the Company assuming, incurring or discharging any liability or obligation of or for the benefit of (including in respect of the obligations or liabilities) of the Seller or any of its connected persons;

(j)

the payment by the Company or otherwise assumption of liability by the Company of any costs related to the transactions contemplated by this deed or any of the matters referred to in paragraphs (a) – (i) above (including professional advisers’ fees, consultancy fees, transaction bonuses, brokerage or other commission);

(k)	any entry into, or amendment to the terms of, any agreement or arrangement or the carrying out of any transaction between the Company and the Seller or any of its connected persons;
(l)	any transfer of value (in cash or in kind) from the Company to the Seller or to or for the benefit of any of its connected persons;
(m)	any Tax paid, suffered or becoming payable at any time by the Company as a consequence of or in connection with any of the matters referred to in (a) to (l) above or (n) below, or
(n)	any agreement or commitment to do any of the things set out in paragraphs (a) to (m);

but excluding any Permitted Leakage;

“Leakage Adjustment” has the meaning given to it in Clause 3.2.

“Leakage Final Date” means the date falling 9 (nine) months after Completion.

“Leakage Undertaking” means the undertaking contained in Clause 4.1.

“Lease” means the lease agreement referred to in Schedule 7.

“Net Cash Amount” means £867,640.57, as set out in the Reconciliation Spreadsheet.

“O&M Contract” means the Operation and Maintenance Contract executed on February 9, 2021 between the Company and Sunel UK Limited.

“Permitted Leakage” means:

(i)	any payment which has been expressly, specifically and identifiably provided or accrued for in the Reference Accounts;
(ii)	any payment specifically identified as permitted leakage in the Reconciliation Spreadsheet; and
(iii)	the waiver by the Company of the balance of £3,800,000 owed to it by Sunergy Express Limited.

“person” shall be broadly interpreted to include, without limitation, any individual, corporation, partnership, limited or unlimited liability company, joint venture, fund, estate, trust, unincorporated association, syndicate or organisation.

“Planning Permission” means the full planning permission granted to the Company by North Kesteven District Council dated 21st February 2018 for the construction and operation of a solar photovoltaic farm at the Property including fencing, internal service tracks, inverters, transformer stations, cabling, CCTV, landscaping, substations, and ancillary cabins (ref: 17/1546/FUL) including 19/0036/VARCON, 19/0788/PNMAT 19/1024/DISCON, 20/1593/VARCON and 20/1591/PNMAT.

“PPAs” means: i) the power purchase agreement entered into between Smartest Energy and the Company for purchase of all of the electricity and benefits from the Project and executed by the Company on 6 December 2021 and Smartest Energy on 3 February 2022; and ii) the power purchase agreement entered into between Smartest Energy and the Company for purchase of all of the electricity and benefits from the Project and executed by the Company on 25 July 2022 and Smartest Energy on 26 July 2022.

“Project” means the Solar PV Project, as described in the Planning Permission.

“Property” means the land demised by the Lease and registered at HM Land Registry with title number LL409289.

“Purchase Price” means the consideration in GBP due to the Seller in respect of the Sale Shares on the Completion Date, being an amount equal to £2,367,640.57 and calculated as follows: Aggregate Amount (a) minus: i) the Trade Deposit; and ii) the EPC Amount; and (b) plus the Net Cash Amount.

“Reconciliation Spreadsheet” means the accounts spreadsheet dated 12 September 2022 as appended to Schedule 9.

“Reference Accounts” means the financial statements of the Company as at the Reference Date, in the agreed form.

“Reference Date” means 31 March 2022.

“Relief” has the meaning given in paragraph 1.1 of Schedule 5 (Tax Covenant).

“Sale Shares” means the 427,864 ordinary shares of £1 each in the Company, all of which are issued and fully paid, and which comprise the whole of the issued share capital of the Company.

“SEC Charges” means any charge granted to Shanghai Electric UK Company Limited and/or Shanghai Electric Hong Kong International Engineering Company Limited in relation to the EPC Contract and the relevant Deferred Payment Agreement executed on June 18, 2019, by and between the Company, Shanghai Electric UK Company Limited and Shanghai Electric Hong Kong International Engineering Company Limited.

“Smartest Energy” means Smartest Energy Limited, a company incorporated and registered in the United Kingdom, with company number 03994598, whose registered office is at The Columbus Building, 7 Westferry Circus, London, England, El4 4HD.

“Smartest Energy Consent” means written consent under the Smartest Energy PPA Agreement is obtained from Smartest Energy in respect of the Transaction and in particular in respect of the change of control of the Company.

“Solar PV Project” means the development, construction, ownership and operation of a solar photovoltaic power generation facility which the Company constructed pursuant to the Planning Permission on the Property with a view to commercial generation of electricity by solar power.

“subsidiary” has the meaning given in clause 1.11.

“subsidiary undertaking” means a subsidiary undertaking as defined in section 1162 of the CA 2006.

“Tax” or “Taxation” has the meaning given in paragraph 1.1 of Schedule 5 (Tax Covenant).

“Tax Authority” or “Taxation Authority” has the meaning given in paragraph 1.1 of Schedule 5 (Tax Covenant).“Tax Covenant” means the tax covenant set out in Schedule 5 (Tax Covenant).

“Tax Covenant Claim” means any claim under the Tax Covenant.

“Tax Warranties” means the Warranties set out in Schedule 4, Part 3 (Tax Warranties).

“Tax Warranty Claim” means a claim for breach of any of the Tax Warranties.

“TCGA 1992” means the Taxation of Chargeable Gains Act 1992.

“TIOPA 2010” means the Taxation (International and Other Provisions) Act 2010.

“TMA 1970” means the Taxes Management Act 1970.

“Trade Deposit” means the £2.849.715.00 amount paid to the Company by Shanghai Electric UK Company Limited.

“Transaction” means the transaction contemplated by this deed or any part of that transaction.

“Transaction Documents” means this deed, the Disclosure Letter and any other document in the agreed form entered into or to be entered into by the parties on or about the date of this deed in connection with the Transaction.

“VAT” means value added tax as provided for in VATA 1994 and in supplemental legislation (whether delegated or otherwise) or in any primary or secondary legislation promulgated by the European Union (or any official body or agency of the European Union), and any similar sales, consumption or turnover tax, whether imposed in the UK or in a member state of the European Union in substitution for, or levied in addition to, such tax, or imposed elsewhere, and includes input and output tax, the charge to tax under Schedule 9A of VATA, any clawback, disallowance or denial of relief or credit for input tax under Section 26 of VATA 1994 and regulations made thereunder and any input tax adjustment arising from the application of the provisions of Part XV of the Value Added Tax Regulations 1995 (the Capital Goods Scheme).

“VATA 1994” means the Value Added Tax Act 1994.

“Warranties” means the warranties given by the Seller pursuant to clause 6 (Warranties) and set out in Schedule 4 (Warranties).

“Warranty Claim” means a claim for breach of any of the General Warranties or Tax Warranties.

“W&I Policy” means any warranty and indemnity insurance policy taken out by the Buyer in connection with the protection of the Buyer against breaches of the Warranties and claims under the Tax Covenant.

“W&I Provider” means any insurer providing a W&I Policy.

1.2	Clause, Schedule and paragraph headings shall not affect the interpretation of this deed.
1.3	References to clauses and Schedules are to the clauses of and Schedules to this deed and references to paragraphs are to paragraphs of the relevant Schedule.
1.4	The Schedules form part of this deed and shall have effect as if set out in full in the body of this deed. Any reference to this deed includes the Schedules.
1.5

A reference to this deed or any other agreement or document referred to in this deed, is a reference to this deed or such other agreement or document as varied or novated (in each case, other than in breach of the provisions of this deed) from time to time.

1.6	Unless the context otherwise requires, words in the singular shall include the plural and the plural shall include the singular.
1.7	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.
1.8

The expression “full title guarantee” shall have the same meaning in this deed as is attributed to it by the Law of Property (Miscellaneous Provisions) Act 1994 save that the word “reasonably” shall be deleted from the covenant set out in section 2(1)(b) of that Act, and the covenant set out in section 3(1) of that Act shall not be qualified by the words “other than any) charges, encumbrances or rights which that person does not and could not reasonably be expected to know about.

1.9

This deed shall be binding on, and enure to the benefit of, the parties to this deed and their respective personal representatives, successors and permitted assigns, and references to a “party” shall include that party’s personal representatives, successors and permitted assigns.

1.10	A reference to a “company” shall include any company, corporation or other body corporate, wherever and however incorporated or established.
1.11

A reference to a “holding company” or a “subsidiary” means a holding company or a subsidiary (as the case may be) as defined in section 1159 of the CA 2006 and for the purposes only of the membership requirement contained in sections 1159(1)(b) and (c), a company shall be treated as a member of another company even if its shares in that other company are registered in the name of:

(a)	another person (or its nominee), by way of security or in connection with the taking of security; or

(b)	its nominee.
1.12	Unless otherwise expressly provided in this deed, a reference to writing or written includes email.
1.13

Any words following the terms “including”, “include”, “in particular”, “for example” or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

1.14

References to a document in “agreed form” are to that document in the form agreed by the parties and initialled by them or on their behalf for identification or otherwise agreed in writing by them or on their behalf by their respective solicitors.

1.15	For the purposes of this deed, the phrases “to the extent” and “to the extent that” shall not be interpreted as simply having the same meaning as “if”.
1.16	Unless otherwise provided, a reference to a statute or statutory provision is a reference to it as it is in force at the date of this deed.
1.17	A reference to a statute or statutory provision shall include all subordinate legislation made as at the date of this deed under that statute or statutory provision.
1.18

Any reference to an English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include a reference to that which most nearly approximates to the English legal term in that jurisdiction.

1.19

Notwithstanding anything to the contrary in this deed, it is the intent and the agreement of the parties that in no event shall any obligation, covenant, or indemnification undertaken by the Buyer on behalf of an Affiliate as expressly set forth in this deed apply to or be deemed to apply to any person other than a Controlled Affiliate of the Buyer and in no event shall the Buyer be deemed to give any representations or warranties on behalf of any Affiliate or any Person other than a Controlled Affiliate. In the event of a conflict between this clause 1.19 and any other provision in this deed, this clause 1.19 shall prevail. As used in this clause. “Controlled” means the ownership, directly or indirectly, by Buyer in the aggregate of more than 50% (fifty percent) of the voting securities of the applicable Affiliate of the Buyer.

1.20

In this deed, unless the context otherwise requires, references to “stamp duty land tax” or “SDLT” include stamp duty land tax, land and buildings transaction tax, land transaction tax and any similar tax in the UK (and any term used in the context of stamp duty land tax shall be construed accordingly).

2	SALE AND PURCHASE
2.1

On the terms of this deed, at Completion the Seller shall sell and the Buyer shall buy the Sale Shares with full title guarantee and free from all Encumbrances, together with all rights that attach (or may in the future attach) to the Sale Shares including, in particular, the right to receive all dividends and distributions declared, made or paid on or after the Reference Date, regardless of whether such dividends or distributions relate to net profits or other reserves accrued before, on or after the Reference Date, save for the Permitted Leakage.

2.2	The Seller irrevocably and unconditionally waives and procures any third party waive any rights of pre-emption or other right or option conferred on them in respect of any of the Sale Shares.
3	PURCHASE PRICE
3.1	The total consideration for the Sale Shares shall be the Purchase Price to be paid in cash on the Completion Date (subject to the Seller complying with its obligations set out in clause 5.2(a)).
3.2	The Purchase Price can be adjusted downwards for an amount equal to any Leakage agreed or determined according to the procedure set forth in Clause 4.4 (the “Leakage Adjustment”).
3.3	All payments to be made to the Seller under this deed shall be made in sterling by electronic transfer of immediately available funds to the following accounts:

P&T GLOBAL RENEWABLE ENERGY LIMITED

[***]

or such other account as may be notified by the Seller to the Buyer in writing in respect of any relevant payment. Payments in accordance with this clause shall be a good and valid discharge of the Buyer’s obligations to pay or procure the payment of the sum in question, and the Buyer shall not be concerned to see the application of the monies so paid.

3.4	All payments to be made to Shanghai Electric UK Company Limited under this deed shall be made in sterling by electronic transfer of immediately available funds to the following accounts:

Company Name: SHANGHAI ELECTRIC UK COMPANY LIMITED

[***]

or such other account as may be notified by the Seller to the Buyer in writing in respect of any relevant payment. Payments in accordance with this clause shall be a good and valid discharge of the Buyer’s obligations to pay or procure the payment of the sum in question, and the Buyer shall not be concerned to see the application of the monies so paid.

3.5

Any payments to be made to the Buyer under this deed shall be made in sterling by electronic transfer of immediately available funds direct from the account of the Seller to the Buyer account as notified by the Buyer to the Seller in writing in respect of any relevant payment.

3.6	The Purchase Price shall be deemed to be reduced by the amount of any payment made to the Buyer for each and any Claim.
4	LEAKAGE UNDERTAKINGS
4.1	The Seller represents and warrants to the Buyer that, from (and including) the Reference Date to (and including) to (and including) the Completion Date, there has been no Leakage.
4.2

The Seller undertakes to notify the Buyer in writing promptly after becoming aware of anything that would or may constitute Leakage, providing reasonable details (including quantum) so far as they are known to the Seller in each case of the relevant Leakage.

4.3

The Seller undertakes to the Buyer that where there is a breach of the Leakage Undertaking: after the Completion Date, the Seller shall pay or procure payment in cash to the Buyer of a sum equal to the aggregate of such Leakage (as agreed pursuant to and in accordance with the procedure set out in clause 4.4).

4.4	In order to determine the Leakage Adjustment, the following procedure shall apply:
(a)

The parties agree that, after the Completion Date and up to the Leakage Final Date, the Buyer shall be entitled to notify the Seller of any Leakage which has not been considered for the determination of the Purchase Price to be paid on the Completion Date (the “Post-Completion Notice”). The Post-Completion Notice shall be final and binding upon the parties for the purposes of this deed unless a written notice of disagreement with respect thereto (the “Notice of Disagreement”), specifying the nature and reasons of such disagreement, is notified by the Seller to the Buyer within 20 (twenty) Business Days following the date on which the Post-Completion Notice is delivered by the Buyer. If a Notice of Disagreement is not notified to the Buyer prior to such date then the Post-Completion Notice shall be deemed accepted.

(b)

If a Notice of Disagreement is not notified or a Post-Completion Notice is expressly accepted by the Seller, then the Seller covenants to pay to the Buyer on demand as soon as reasonably practicable but in any case no later than 15 (fifteen) Business Days following the date of acceptance by the Seller or, if later, expiration of the 20 (twenty) Business Days’ time limit stated above, a cash sum equal to the aggregate amount or value of any Leakage set forth in the Post-Completion Notice (or the different amount agreed in writing by the parties), on a GBP for GBP basis) to the bank account notified in writing by the Buyer to the Seller.

(c)

If a Notice of Disagreement is notified to the Buyer in accordance with clause 4.4(b), then the Buyer and the Seller shall attempt to come to an agreement during a period of ten (10) Business Days following the date of such Notice of Disagreement on an amicable basis, negotiating in good faith in order to reach a binding agreement on the matters in dispute. The parties agree that if the amount of Leakage set out in the Post-Completion Notice is disputed only in part, the portion of such Leakage not disputed, if any, shall be finally binding upon the relevant parties and the Seller covenants to pay on demand a cash sum equal to the aggregate amount or value of such Leakage not disputed to the Buyer as soon as reasonably practicable but in any case no later than five (5) Business Days from receipt by the Buyer of the Notice of Disagreement to the bank account notified in writing by the Buyer to the Seller. Should the Buyer and the Seller not reach a finally binding agreement in respect of the disputed matter under the Notice of Disagreement within the aforementioned ten (10) Business Day period, the decision shall be referred by the Buyer and/or the Seller to the Expert.

(d)	If the decision on the matters disputed under the Notice of Disagreement is referred to the Expert, the following provisions shall apply:
(i)

the Expert shall ascertain the actual occurrence of any disputed (under the Notice of Disagreement) Leakage that has not been taken into account for the determination of the Purchase Price to be paid on the Completion Date;

(ii)	the Expert shall be entitled to receive from the parties and the Company any information and documents that are necessary for the performance of its duties;
(iii)

the Buyer and the Seller shall cooperate with the Expert, and shall comply with all reasonable requests (including requests for information relating to the Company) made by the Expert in connection with the carrying out of his duties;

(iv)	the Expert shall confine its examination to the matters disputed under the Notice of Disagreement;
(v)	the Expert will provide a brief explanation of the reasons grounding its decision;
(vi)	the Expert shall notify the (involved) Parties of its decision as soon as possible and, in any event, within forty five (45) Business Days of the acceptance of its appointment;
(vii)	the decision of the Expert shall, in the absence of fraud or manifest error, be final and binding on the Buyer and the Seller;
(viii)	the Expert’s costs shall be borne on the basis of the following criteria:
(A)	if the Expert’s decision confirms the calculation of the amount of the Leakage Adjustment provided by the Buyer, the Expert’s costs shall be borne by the Seller;
(B)	if the Expert’s decision confirms the calculation of the amount of the Leakage Adjustment provided by the Seller, the Expert’s costs shall be borne by the Buyer;
(C)

if the Expert’s decision does not confirm the calculation of the amount of the Leakage Adjustment provided by either relevant Party, the Expert’s costs shall be equally shared between the involved Parties.

5	COMPLETION
5.1	Completion shall take place on the Completion Date.
5.2	At Completion:
(a)	the Seller shall:
(i)	deliver or cause to be delivered to the Buyer the items listed in paragraph 1 (Documents to Be Delivered At Completion) of Schedule 3 (Seller’s Obligations at Completion);

(ii)	procure that a board meeting of the Company is held at which the matters set out in paragraph 2 (Completion Board Meetings) of Schedule 3 (Seller’s Obligations at Completion) are carried out;
(iii)	deliver any other documents referred to in this deed as being required to be delivered by the Seller at Completion; and
(b)	the Buyer shall:
(i)	pay the Purchase Price in accordance with clause 3.3;
(ii)	procure that the Company repays the Trade Deposit and the EPC Amount to Shanghai Electric UK Company Limited at the following bank account:

Company Name: SHANGHAI ELECTRIC UK COMPANY LIMITED

[***]

(iii)	deliver to the Seller:
(A)	a signed acknowledgement of the Disclosure Letter;
(B)

a copy of the resolutions in agreed form adopted by the board of directors of the Buyer approving the Transaction and the execution and delivery of the Transaction Documents to be delivered by the Buyer at Completion.

5.3

The Buyer shall not be obliged to complete the purchase of any of the Sale Shares unless the purchase of all the Sale Shares is completed simultaneously but completion of the purchase of some Sale Shares shall not affect the rights of the Buyer with respect to its rights to the other Sale Shares.

6	WARRANTIES
6.1	The Seller warrants to the Buyer in the terms of the Warranties.
6.2

The Warranties (other than the Fundamental Warranties) are qualified by the matters Disclosed and the Buyer shall not be entitled to bring a Warranty Claim in respect of any matters, facts or circumstances that have been Disclosed.

6.3	Warranties qualified by the expression “so far as the Seller is aware” or any similar expression are deemed to be given to the best of the knowledge, information and belief of the

Seiler and includes (i) the actual knowledge of any of the Company Representative(s), and (ii) the knowledge that the individual(s) under limb (i) would have gained exercising the professional due diligence and care according to their role and all Applicable Law and regulations and making all reasonable enquiries (including of the Company’s advisors at the relevant time). “Company Representatives” for the purposes of this clause 6.3 means the Company’s officers, shareholders, directors, agents, managers and/or employees.

6.4	Each of the Warranties is separate and, unless otherwise specifically provided, is not limited by reference to any other Warranty or any other provision in this deed.
6.5

The Seller unconditionally and irrevocably waives all and any rights and claims that it may have against the Company or its directors, officers, employees, agents and advisers (the “Officers”) on whom it has, or may have, relied in connection with the preparation of the Disclosure Letter, or agreeing the terms of this deed, and further undertake to the Buyer, the Company and the Officers not to make any such claims, and shall procure that none of their Affiliates make any such claims.

6.6

The Seller shall be liable, subject to the limitations provided in clause 8 and Schedule 6, in respect of all costs and expenses directly incurred by the Buyer or the Company in respect of any successful claim under the Warranties.

6.7

All payments to be made to the Buyer under this deed shall be made gross, free of any rights of counterclaim or set-off and without any deductions or withholdings of any nature save for any deductions or withholdings required to be made by law. To the extent any payment to the Buyer under this deed is subject to a deduction or withholding required by law, such payment shall be increased to the extent necessary to ensure that after the making of the deduction or withholding the Buyer receives and retains (free of any liability or withholding) a net sum equal to the sum which would have been received and retained had no deduction or withholding been required to be made. If any payment under this deed is subject to Tax in the hands of the Buyer the Seller shall within seven days of notice in writing served on it by the Buyer pay to the Buyer such further amount or amounts as shall ensure that the net amount received in respect of that payment after Tax is the same as it would have been had the payment not been subject to Tax.

6.8	For the avoidance of doubt, the rights and remedies of the Buyer in respect of any Claim shall not be affected by Completion.
7	BUYER WARRANTIES
7.1	The Buyer warrants to the Seller in the terms of Schedule 8 (Buyer Warranties)
8	LIMITATIONS ON CLAIMS
8.1

Save as provided in clause 8.2 and clause 8.3 the provisions of paragraph 4 (Exclusions) of Schedule 5 (Tax Covenant) and Schedule 6 (Seller’s Limitation of Liability) shall limit the liability of the Seller in relation to any Warranty Claim or claim under the Tax Covenant as provided for therein.

8.2

Nothing in this clause or Schedule 6 (Seller’s Limitation of Liability) or paragraph 4 (Exclusions) of Schedule 5 (Tax Covenant) applies to exclude or limit the liability of the Seller to the extent that a Claim arises as a result of any fraud, fraudulent misrepresentation, wilful deceit, wilful concealment or dishonesty by the Seller or (prior to Completion) by the Company.

8.3	The parties acknowledge and agree that notwithstanding any other provision of this deed:

(a)	none of the provisions of clause 8 or Schedule 6 shall apply to any Fundamental Warranty Claim, or to any claim for breach of clause 2 or clause 15.2, or for breach of the Leakage Undertaking;
(b)	no disclosure shall be permitted or accepted against any of the Fundamental Warranties; and
(c)

no information of which the Buyer and/or its agents and/or its advisers has knowledge shall prevent or affect any Fundamental Warranty Claim or operate to reduce any amount recoverable under the Fundamental Warranties.

8.4	If any claim is made against the Seller under this deed, the Seller shall not plead the Limitation Act 1980 against any such claim.

9TAX COVENANT

The provisions of Schedule 5 (Tax Covenant) apply in this deed in relation to Tax.

10	CONFIDENTIALITY AND ANNOUNCEMENTS
10.1

Subject to clause 10.2 and clause 10.3, the parties shall not (and shall procure that no party’s Affiliates shall) issue any public document containing, or make any public statement containing or otherwise disclose to any person who is not a party to this deed, any Confidential Information or any information about the other party which has been received or obtained as a result of negotiating, entering into or performing this deed or any other Transaction Documents.

10.2	The provisions of clause 10.1 shall not apply to disclosure of matters required to be made:
(a)

by virtue of the regulations of the London Stock Exchange plc or any other recognised investment exchange as defined in section 285 of the Financial Services and Markets Act 2000, the UK Listing Authority or The Panel on Take-overs and Mergers;

(b)	by any court, legal or regulatory authority (including a Tax Authority) competent to require the same;
(c)	by any Applicable Law;
(d)	pursuant to any agreed form announcement; or
(e)

to such professional advisers, investors, consultants and employees or officers of the parties as are reasonably necessary to advise on this deed, or to facilitate the Transaction, if each party procures that the people to whom the information is disclosed keep it confidential on the same terms as contained herein.

10.3

The provisions of clause 10.1 shall not apply to disclosure of matters to a Tax Authority either in connection with the Tax affairs of the person making the disclosure or for the purposes of submitting any instrument executed pursuant to this deed for stamping.

11	RECEIPTS FOLLOWING COMPLETION
11.1	Where any monies are received by any member of the Seller’s Group after Completion in respect of goods, services or facilities supplied by the Company to a third party (whether prior to, on or after Completion, including the Energy Reimbursement Compensation) then the Seller shall ensure that such monies received are:

(a)	transferred to the Company as soon as reasonably practicable; and
(b)	held on trust for the Company pending such transfer.
12	ACCESS TO SELLER INFORMATION
12.1

The Seller acknowledges that the Buyer may need access, from time to time, after Completion to certain accounting and tax records and information held by the Seller (or another member of the Seller’s Group) or which the Seller (or another member of the Seller’s Group) has a right to obtain to the extent such records and information are relevant to the Company or the Business and relate to events occurring at or prior to Completion (the “Seller Information”), and agrees that it shall and shall procure that each relevant member of the Seller’s Group shall:

(a)

properly retain and maintain such Seller Information until the thirtieth month after the Completion Date or such earlier date as the Buyer or a member of the Buyer’s Group agrees in writing that such retention and maintenance is no longer necessary; and

(b)

subject to reasonable prior notice allow the Buyer and its officers, employees, agents, auditors and representatives to inspect, review and make copies of such Seller Information as the Buyer may deem necessary or appropriate from time to time, during normal business hours and at the expense of the Buyer.

13	NO CLAIMS AGAINST THE COMPANY
13.1	The Seller confirms to the Buyer and the Company that after Completion :
(a)	the Company does not have any liability, obligation or commitment of any kind to any member of either Seller’s Group or any of their respective connected persons; and
(b)

no circumstances or arrangements exist under which the Company could have any liability, obligation or commitment of any kind to any member of either Seller’s Group or any of their respective connected persons.

13.2

To the extent that any such liability, obligation or commitment referred to in clause 13.1 exists (without prejudice to clause 13.1), the Seller irrevocably and unconditionally (at the point immediately prior to Completion):

(a)

agrees with the Buyer and the Company that the Seller shall not (and undertake to procure that no other member of its Group nor any of its connected persons shall) at any time bring any claim or other action of any kind against the Company or any of its directors, officers or employees in relation to any such liability, obligation or commitment;

(b)

waives (and undertakes to procure that each member of its Group and its connected persons shall waive) any and all rights which it or any of them may have or be entitled to exercise or which may arise (now or in the future and whether now known or not) in relation to any such liability, obligation or commitment; and

(c)

releases (and undertakes to procure that each member of its Group and its connected persons shall release) the Company from any and all liabilities, obligations and commitments which may be owing by the Company to it or any of them, and the Seller shall indemnify the Buyer from and against, and undertakes to pay to the Buyer on demand a sum equal to, any and all losses suffered or incurred by the Buyer or the Company arising as a result of or in connection with any failure of the Seller to comply with its obligations under this clause 13.2.

13.3	This clause 13 shall not exclude any liability, obligation or commitment arising directly out of any fraud or dishonesty on the part of the Company.
14	FURTHER ASSURANCE
14.1

At their own expense, each party shall promptly execute and deliver such documents and perform such acts as the other party may reasonably require from time to time for the purpose of giving full effect to this deed.

14.2	The Seller declares that for so long as it remains the registered holder of any of the Sale Shares after Completion it shall:
(a)

hold the Sale Shares registered in its name and all dividends and other distributions declared, made or paid in respect of them and all rights arising out of or in connection with them on trust for the Buyer and its successors in title; and

(b)	deal with the Sale Shares and all such dividends, distributions and voting and other rights relating to the Sale Shares as the Buyer may direct.
15	SELLER’S OBLIGATIONS POST-COMPLETION
15.1	The Seller shall provide evidence to the satisfaction of the Buyer that:
(i)	the bank mandates in respect of the Bank Accounts have been transferred to those persons designated by the Buyer by no later than 5 Business Days following Completion;
(ii)	SEC Charges have been released by no later than 5 Business Days following Completion.
15.2

If the Seller fails to fulfil the Company’s obligations under the Installation Agreement, the Seller shall indemnify the Buyer only for (i) any legal fees incurred in relation to putting in place the Installation Agreement; and (ii) any costs for installing the rooftop panels under the Installation Agreement, both (i) and (ii) for an overall amount up to £14,000 plus VAT (if any is applicable).

16	ASSIGNMENT
16.1

No party shall without the prior written consent of all other parties assign, transfer of otherwise delegate (in whole or in part) or charge or deal in any other manner with the benefit or the burden of this deed or any of its rights or obligations under it.

17	ENTIRE AGREEMENT
17.1

This deed (together with the other Transaction Documents) constitutes the entire agreement between the parties and supersedes and extinguishes all previous discussions, correspondence, negotiations, drafts, agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to their subject matter and:

(a)

no party has entered into this deed or other Transaction Document in reliance upon, and it will have no remedy in respect of, any misrepresentation, representation or statement (whether made by another party or any other person and whether made to the first party or any other person) which is not expressly set out in a Transaction Document;

(b)

the remedy of rescission shall not be available for any misrepresentation or breach of any representation or statement which was made prior to entry into this deed or which is expressly set out in this deed; and

(c)	nothing in this Clause 17 will be interpreted or construed as limiting or excluding the liability of any person for fraud or fraudulent misrepresentation.
18	VARIATION AND WAIVER
18.1	No variation of this deed shall be effective unless it is in writing and signed by the parties (or their authorised representatives).
18.2

A waiver of any right or remedy under this deed or by law is only effective if given in writing and signed by the person waiving such right or remedy. Any such waiver shall apply only to the circumstances for which it is given and shall not be deemed a waiver of any subsequent breach or default.

18.3

A failure or delay by any person to exercise any right or remedy provided under this deed or by law shall not constitute a waiver of that or any other right or remedy. No single or partial exercise of any right or remedy provided under this deed or by law shall prevent or restrict the further exercise of that or any other right or remedy.

19	COSTS
19.1

Except as expressly provided in this deed, each party shall pay its own costs and expenses incurred in connection with the negotiation, preparation and execution of this deed (and any other Transaction Documents).

19.2

The parties shall each pay 50% of all costs and expenses (including without limitation, legal fees of the advisers engaged by the Buyer and Aviva and VAT on any such costs and expenses) incurred in relation to obtaining the Aviva Consent (including the preparation, negotiation, preparation, printing and execution of the related release and consent documentation).

20	NOTICES
20.1	A notice given to a party under or in connection with this deed:
(a)	shall be in writing and in English;
(b)	shall be signed by or on behalf of the party giving it;

(c)

shall be sent to the party for the attention of the contact and to the address specified in Schedule 1 (Particulars of the Seller) or clause 20.2 (as the case may be), or to such other contact or address as that party may notify in accordance with clause 20.3; and

(d)shall be:

(i)	delivered by hand or courier;
(ii)	sent by pre-paid recorded first class post or another next working day delivery service providing proof of delivery; or
(iii)	sent by email.
20.2	The addresses and contacts for service of notices on the Buyer and the Seller are:
(a)	Buyer:
(i)	[***]
◾	Address: the Buyer’s registered address at the time of a notice.
(b)	Seller:
(i)	that address set out in Schedule 1 (Particulars of the Seller).
20.3

A party may change its details for service of notices as specified in clause 20.2 or Schedule 1 (Particulars of the Seller) (as the case may be) by giving notice (provided that in the case of a change to the party’s postal address for service the new address is an address in the UK). Any change notified pursuant to this clause shall take effect at 6.00pm on the later of:

(a)	the date, if any, specified in the notice as the effective date for the change; and
(b)	the date five Business Days after deemed receipt of the notice of change.
20.4	Any notice or communication referred to in clause 20.1 shall be deemed to have been received:
(a)	if delivered personally or by courier, at the time of delivery;
(b)	in the case of pre-paid recorded delivery or registered post, two Business Days after from the date of posting; and
(c)	in the case of email, at the time this is sent following the date of transmission provided that a failure to send notification is not received by the sender,

provided that if deemed receipt above occurs after 5.00pm on a Business Day, or on a day which is not a Business Day, the notice shall be deemed to have been received at 9.00am on the next Business Day.

21	SEVERANCE

If any provision or part-provision of this deed is or becomes invalid, illegal or unenforceable, it shall be deemed deleted, but that shall not affect the validity and enforceability of the rest of this deed.

22	THIRD PARTY RIGHTS
22.1	This deed does not give rise to any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this deed.
22.2	The rights of the parties to rescind or vary this deed are not subject to the consent of any other person.
23	COUNTERPARTS
23.1

This deed may be executed in any number of counterparts, each of which when executed and delivered shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

23.2	No counterpart shall be effective until each party has executed and delivered at least one counterpart.
23.3	This deed shall be valid, binding and enforceable against a party only when executed by an authorised individual on behalf of the party by means of:
(a)	a DocuSign® or other electronic signature;
(b)	an original, manual signature; or

(c)a scanned or photocopied manual signature,and

each DocuSign® or other electronic, scanned or photocopied manual signature shall for all purposes have the same validity, legal effect and admissibility in evidence as an original manual signature and the parties hereby waive any objection to the contrary.

24RIGHTS AND REMEDIES

Except as expressly provided in this deed, the rights and remedies provided under this deed are in addition to. and not exclusive of, any rights or remedies provided by law.

25GOVERNING LAW AND JURISDICTION

25.1

This deed and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the laws of England and Wales.

25.2

Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with this deed or its subject matter or formation.

IN WITNESS of which the parties have executed this deed on the date set out above.

SCHEDULE 1

Part 1

Particulars of the Seller

[***]

SCHEDULE 1

Part 2

Payment of the Trade Deposit, EPC Amount

[***]

SCHEDULE 1

Part 3

[***]

SCHEDULE 2

Particulars of the Company

[***]

SCHEDULE 3

Seller’s Obligations at Completion

[***]

SCHEDULE 4

Warranties

Part 1 – Fundamental Warranties

1	SALE SHARES
1.1

The Company is a company duly incorporated and organised, validly existing and in good standing under the laws of England and Wales. No action has been or is being taken to strike the Company off the register.

1.2	The Seller is a company duly incorporated and organised, validly existing and in good standing under the laws of its jurisdiction and incorporation.
1.3

The Seller has the right, power and authority to enter into this deed and any other Transaction Document to which the Seller is party and to perform its obligations in accordance with their respective terms.

1.4	The Seller does not require the consent, approval or authority of any other person to enter into or exercise its rights or perform its obligations under this deed.
1.5

The entry into and the exercise by the Seller of its rights and performance of its obligations under this deed and the Transaction Documents will not constitute a breach or give rise to a default under any Applicable Law or other legally binding obligation on it.

1.6

No corporate action or other steps have been taken by the Seller or legal proceedings started or threatened against it for its winding up or dissolution; or for it to enter into any arrangement or composition for the benefit of creditors; or for the appointment of a receiver, administrator, administrative receiver, liquidator, supervisor, compulsory manager, trustee or similar person of any of its revenues or assets.

1.7

The Seller is the sole registered holder of and is entitled to sell and transfer to the Buyer the full legal and beneficial ownership of the Sale Shares with full title guarantee and free from all Encumbrances without the consent of another person and there is no agreement or arrangement to give or create any Encumbrance over such Sale Shares.

1.8	There are no existing, pending or threatened disputes, claims or proceedings affecting any of the Sale Shares or the Seller’s ownership or entitlement to dispose of any of them.
1.9	The Sale Shares constitute the entire issued and allotted share capital of the Company and have been validly allotted and are fully paid or credited as fully paid.
1.10

The Company has no subsidiaries or subsidiary undertakings and does not own or have any interest of any nature whatsoever in any shares, securities, membership interests or debentures of any other person. There are no rights of pre-emption or other restrictions on transfer in respect of the Sale Shares (or any of them) conferred on any person, except for the requirement of the Aviva Consent and the Smartest Energy Consent.

2	INSOLVENCY
2.1	The Company:

(a)	is not insolvent or unable to pay its debts within the meaning of the Insolvency Act 1986 or any other applicable insolvency legislation; and
(b)	has not stopped paying its debts as they fall due.
2.2	No step has been taken in any applicable jurisdiction to initiate any process by or under which:
(a)	the ability of the creditors of the Company to take any action to enforce their debts is suspended, restricted or prevented;
(b)

some or all of the creditors of the Company accept, by agreement or in pursuance of a court order, an amount less than the sums owing to them in satisfaction of those sums with a view to preventing the dissolution of the Company;

(c)	a person is appointed to manage the affairs, business and assets of the Company on behalf of its creditors; or
(d)	the holder of a charge over any of the assets of the Company is appointed to control the business and/or any assets of the Company.

2.3In relation to the Company:

(a)	no administrator has been appointed;
(b)	no documents have been filed with the court for the appointment of an administrator; and
(c)

no notice of an intention to appoint an administrator has been given by the Company, its Directors or by a qualifying floating charge holder (as defined in paragraph 14 of Schedule B1 to the Insolvency Act 1986).

2.4

No process has been initiated which could lead to the Company being dissolved and its assets being distributed among the relevant company’s creditors, shareholders or other contributors and so far as the Seller is aware there are no circumstances likely to give rise to the foregoing.

2.5

No distress, execution or other process has been levied or enforced on, and no creditor or encumbrancer has taken control of, any goods or assets of the Company and so far as the Seller is aware there are no circumstances likely to give rise to the foregoing.

3ANTI-CORRUPTION

3.1	In paragraphs 3 to 8 of this part 1 of Schedule 4 the following terms have the following meanings:
(a)

“AML Laws” all anti-money laundering laws related to the prevention of money laundering and terrorist financing, including but not limited to the UK Bribery Act 2010, Bank Secrecy Act and the USA PATRIOT Act;

(b)	‘‘Anti-Corruption Laws” has the meaning given in paragraph 3.2(a) of this part 1 of schedule 4;
(c)	“Control’’ means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, the ability to exercise voting power, by virtue of beneficial ownership of, or control over a majority of the economic interest, by contract or otherwise (and “controlled” and “controlling” will be construed accordingly);

(d)	“Governmental Authority” means any local, national, supranational, state, governmental or quasi-governmental agency, body, department, board, official or entity;
(e)	“Government Official” has the meaning given in paragraph 3.2(b) of this part 1 of schedule 4;
(f)	“Sanctions” has the meaning given in paragraph 5.1 of this part 1 of schedule 4;
(g)	“Sanctioned Person” means, at any time:
(i)

any Person listed on any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority;

(ii)	any Person located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions;
(iii)	any Person which is owned or controlled by any such Person or Persons described in clauses (a) or (b) above; or
(iv)	any Person otherwise the subject of any Sanctions; and
(h)	“Senior Foreign Political Figure” means a current or former:
(i)	senior official in the executive, legislative, administrative, military or judicial branches of a non-U.S. government;
(ii)	senior official of a major non-U.S. political party; or
(iii)	senior executive of a non-U.S. government-owned commercial enterprise.
3.2

None of Company, the Seller (solely with respect to their relationship with the Company) nor, to the Seller’s knowledge, any of their respective directors, officers, employees, Affiliates, agents or other Persons acting on behalf of any of the foregoing, directly or indirectly in relation to the Company or its business, has prior to the Execution Date:

(a)

violated any applicable anti-corruption laws in any material respect, including the U.S. Foreign Corrupt Practices Act, the UK Bribery Act 2010 or any other applicable anti-corruption law (“Anti-Corruption Laws”); or

(b)

made, offered or promised to make, or authorized the payment or giving of money, or anything else of value, to any (i) executive, official, employee or Person acting in an official capacity for or on behalf of a Governmental Authority, (ii) political party or official thereof, or candidate for political office (each of the foregoing a “Government Official”), or (iii) any other Person, while knowing or believing that all or some portion of the money or value will be offered, given or promised to a Government Official or other Person for the purposes of obtaining or retaining business or securing any improper advantage or in other circumstances when such offer, payment or promise would be unlawful; or

(c)	been, to the Seller’s knowledge, the subject of any investigation by any Governmental Authority with regard to any actual or alleged breach of any Anti-Corruption Law.
4	ANTI-MONEY LAUNDERING
4.1	Each of:
(a)	the Seller and any Person controlling the Seller (in each case, solely with respect to their relationship with the Company); and
(b)	the Company,

are in compliance in all material respects with all AML Laws in the jurisdictions in which the Seller, any such Persons controlling the Seller and the Company, as applicable, operate.

5SANCTIONS

5.1Neither the Company nor the Seller is a Person that is, or is owned or controlled by a Person or Persons that are:

(a)

the subject of any economic or financial sanctions or trade embargoes imposed, administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority (collectively, “Sanctions”), or

(b)	located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions.
5.2

The Seller and any person controlling the Seller has not used any funds for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any country or region that is the subject of comprehensive Sanctions, except to the extent permitted for a Person required to comply with Sanctions, or in any manner that would result in the violation of any Sanctions.

5.3

Neither the Seller, nor any person controlling the Seller is a Senior Foreign Political Figure, an immediate family member of a Senior Foreign Political Figure, or a close associate of a Senior Foreign Political Figure.

5.4	Neither the Company nor the Seller nor any Person controlling the Seller is a shell bank.
6	FORCED LABOUR/HUMAN RIGHTS

None of the services, goods, or materials used by or on behalf of the Company in connection with the construction, development, ownership, operation, or maintenance of the Project have been sourced or produced in a manner that involves or perpetuates human rights abuses, child labour, or forced labour.

7ESG

No community commitments or stakeholder engagement obligations have been made or agreed to on behalf of the Seller, Company, and/or Project.

Part 2 – General Warranties

8	CORPORATE INFORMATION
8.1

Following Completion there will be no outstanding power of attorney or any other authority (express, implied or ostensible) which was granted or given at any time prior to Completion by the Company which would enable any person to enter into any contract or commitment or to do anything on its behalf.

8.2	The particulars of the Company set out in Schedule 2 (Particulars of the Company) are true, accurate, complete and not misleading.
8.3	The Company has the necessary power and authority to operate its Business.
8.4	Since its incorporation, the Company has not declared, made or paid any dividend or other distribution to its members.
8.5	Since its incorporation, the Company has not redeemed or purchased or agreed to redeem or purchase any of its share capital.
8.6

The register of members and other statutory books of the Company have been regularly maintained, are complete and accurate, are in the possession (or under the control) of the Company and no notice or allegation that any of them is incorrect or should be rectified has been received.

8.7

The copy of the memorandum and articles of association of the Company adopted on 18 March 2019, and then amended on 10 September 2019, is up to date, true and complete and the Company has at all times carried on business and conducted its affairs in accordance with its memorandum and articles of association for the time being in force.

8.8

As from the date the Seller has become the owner of the Sale Shares, all returns, resolutions and documents required to be filed with the Registrar of Companies in respect of the Company have been duly filed and no notice or allegation that any of them is incorrect or should be rectified, has been received.

8.9	No shareholder or class written resolution has been circulated by the Company (but not yet passed) for which the period for agreeing to the written resolution has not yet expired.
8.10	There are no subsisting shareholder agreements relating to the Company nor any previous shareholder agreements pursuant to which the Company retains any potential liability.
8.11	The Company is the sole owner of the Project.
9	INSURANCE
9.1

The Company maintains and has Disclosed in the Disclosure Bundle the following insurance covers: under Allianz for Solar Power Operational All Risks including Material Damage and Business Interruption, also Public and Products Liability (the “Insurance Policies”).

9.2

All the Insurance Policies are currently effective and nothing had been done or omitted to be done would make any policy of insurance of the Company void or voidable or reduction in the amount to be paid out in respect of a claim.

9.3	No insurance claim of the Company is pending or outstanding and there are no existing circumstances which might give rise to any such claim.
9.4	Full particulars of Company’s insurances and of all claims made against those insurances in the last two years are contained in the Disclosure Documents.
9.5	All premiums payable to the Completion Date under the insurance policies in relation to the Company have been duly paid.
9.6	The Seller is not aware of any circumstances which would prevent the Company from renewing its existing insurance on normal commercial terms.
10	COMPLIANCE & LITIGATION
10.1

Neither the Company, nor any of its directors nor any person for whose acts the Company may be vicariously liable, is engaged or involved in any of the following matters (such matters being referred to in this paragraph 10 (Compliance & Litigation) as “Proceedings”):

(a)	any litigation, administrative, arbitration or other proceedings, claims, disputes, actions or hearings; or
(b)	any dispute with or, investigation, inquiry or enforcement proceedings by, any governmental, regulatory or similar body.
10.2	No Proceedings have been threatened in writing or are pending by or against the Company, any director or any person for whose acts the Company may be vicariously liable.
10.3

The Company is not affected by any existing or pending judgment, order, decision or ruling of any court, tribunal or governmental, regulatory or similar body, nor has it given any undertaking in connection with any Proceedings.

10.4

All registers and minute books required by Applicable Law to be kept by the Company have been written up and contain a record of the matters which should in accordance with Applicable Law be recorded in them.

10.5

The Company has obtained all Approvals required for the status of the Project as at the date of Completion and such Approvals are in full force and effect and have been complied with by the Company in all material respects. A record of all Approvals obtained are contained in the Disclosure Bundle. There are no facts or circumstances which might in any way prejudice the continuation or renewal of any such Approval. No party is or will be entitled to terminate or revoke any Approval as a result of the sale of the Sale Shares.

11CONTRACTS

“Material Contracts” in this paragraph means any agreement under which the Company has rights or by which the Company is bound and which is of material importance to the operation of the business of the Company taken as a whole, including, without limitation, the Grid Connection Agreement, the REGO Accreditation Letter and the PPAs.

11.1	The copies of the Material Contracts contained in the Data Room are true and complete copies.

11.2

Each of such Material Contract is valid, binding and enforceable, has not been amended or waived and has been complied with by the Company (including but not limited to compliance with all payment obligations thereunder) and has been complied with by all other parties to it.

11.3	The Company is not in material breach of any Material Contract and so far as the Seller is aware, no counterparty is in material breach of any Material Contract.
11.4	The Company has not given and the Company has not received any written notice alleging any breach of any Material Contract.
11.5	The Company has not given and the Company has not received any written notice terminating any Material Contract.
11.6	There are no events or circumstances likely to give rise to the termination, rescission, avoidance, waiver or repudiation of any of the Material Contracts.
11.7

The Company is not a party to any contractual arrangement other than those contained in the Data Room. The Data Room contains all the information and arrangements pertaining to the grid connection for the Project. The Grid Connection Agreement is valid, subsisting and fully enforceable according to its terms.

11.8

Neither the Company nor the Seller have received written notice of breach or termination of the Grid Connection Agreement and there are no circumstances that would entitle the DNO to terminate the same.

11.9

No one is entitled to receive from the Company any finder’s fee, brokerage or other commission in connection with the sale and purchase of the Sales Shares under this deed and the Company is not liable for any advisers’ fees relating to the sale of the Company or the negotiation of this deed or the Transaction Documents.

11.10	The Company has not received notice of and the Seller is not aware of any actual or proposed:
(a)	withdrawal or suspension of the Project’s eligibility to receive guarantee of origin certificates since the date of the REGO Accreditation Letter: and
(b)	revocation or suspension of any guarantee of origin certificates which have been issued (or are to be issued) in respect of electricity from renewable sources generated by the Project,

as such certificates are defined in the Electricity (Guarantees of Origin of Electricity Produced from Renewable Energy Sources) Regulations 2003.

12CONSTRUCTION CONTRACTS

12.1	For the purpose of this paragraph, a “Construction Contract” means the EPC Contract, O&M Contract and AMA.
12.2	No counterparty to a Construction Contract has requested a formal variation to it in writing and which (where agreed) has not been given effect or (where not agreed) remains unresolved.
12.3	The Company is not involved any dispute with any counterparty to any of the Construction Contracts with regard to such Construction Contracts.

12.4	There have been no damages paid and there are no damages payable, whether liquidated or unliquidated, by any party to any of the Construction Contracts pursuant to any of the Construction Contracts.
12.5	There are no overdue payments outstanding under any of the Construction Contracts.
12.6

Any completion or commissioning certificate in respect of the Project pursuant to a Construction Contract on or prior to the date of this agreement have been issued in accordance with the relevant terms and is contained in the Data Room.

12.7

The Company has not received written notice from any counterparty to a Construction Contract that it intends to terminate it and the Company has not received written notice from any counterparty to a Construction Contract that a deduction is (or is to be) claimed where that claim has not been settled and the amount of deduction paid in full and the Company has not received written notification of any circumstances likely to give rise to the same.

12.8

There is no outstanding liability under any performance security given in relation to any of the Construction Contracts and no claim has been made to date which would reduce the coverage of any such performance security. The Company has not called upon and is aware of any grounds to call upon any such performance security.

12.9

The Company is not retaining any funds from the relevant counterparty to Construction Contract in respect of any defects with the works performed under such Construction Contract or in respect of any other breaches under the relevant Construction Contract.

12.10	The full amount of any limitation on liability under each Construction Contract remains available.
12.11	No notice of de-energisation, disconnection or variation (which is still outstanding) has been received by the Company from the counterparty to Construction Contract.
13	FINANCE AND GUARANTEES
13.1

Following repayment of the Trade Deposit and EPC Amount, the Company has no borrowings and has no creditors, other than Aviva pursuant to the Aviva Financing Documentation, and creditors in the ordinary course of business pursuant to and in accordance with the contractual arrangements referred in the Disclosure Bundle.

13.2	The Company has no financial facilities available to it other than the Trade Deposit and EPC Amount and the financing provided by the Aviva Financing Documentation.
13.3	At Completion the Company has no bank accounts, except for the Bank Accounts.
13.4

No Encumbrance, guarantee, indemnity or other security arrangement has been given or entered into (or agreed to be given or entered into) by the Company or any third party in respect of any borrowings or other obligations of the Company, except for those granted to Aviva under the Aviva Financing Documentation and for SEC Charges.

13.5

The Company has not given and has not entered into (or agreed to give or enter into) any Encumbrance, guarantee, indemnity or other security arrangement in respect of the indebtedness of, or the default in the performance of any obligation by, any other person.

14	ACCOUNTS
14.1

The accounting and other books and records of the Company have been prepared on a true and accurate basis and comply with the requirements of all Applicable Law and generally accepted UK accounting standards and the accounting principles and policies, and applying the methods and underlying assumptions used in the preparation of the previous accounts for the Company prepared for the 12 month period to the Reference Date and those accounting principles, policies, methods and underlying assumptions have been consistently applied throughout the period to which the Reference Accounts relate.

14.2The Reference Accounts are true and accurate and not misleading in allrespects and reflect the value of the assets, liabilities and commitments of the Company and its profits or losses for the period to which they relate.

14.3	Since the Reference Date, there has been is no material adverse change to the financial position or profit and loss of the Company.
15	FINANCIAL AND OTHER RECORDS
15.1	All financial and other records of the Company (“Records”):
(a)	have been properly prepared and maintained;
(b)	constitute a true, accurate, complete and not misleading record of all matters required by law to appear in them;
(c)	do not contain any material inaccuracies or discrepancies; and
(d)	are in the possession of the Company.
16	ASSETS
16.1	The assets included in the Reference Accounts, together with any assets acquired since the Reference Date and all other assets used by the Company in connection with the Business are:
(a)	legally and beneficially owned by the Company, and the Company has good and marketable title to such assets;
(b)	not the subject of any lease, lease hire agreement, hire purchase agreement or agreement for payment on deferred terms, or any licence or factoring arrangement; and
(c)	in the exclusive possession and control of the Company.
16.2

None of the assets, undertaking or goodwill of the Company is subject to an Encumbrance or any agreement or commitment to create an Encumbrance, and no person has claimed to be entitled to create such an Encumbrance, except for Aviva under the Aviva Financing Documentation and SEC Charges.

17	INTELLECTUAL PROPERTY
17.1	The definition in this paragraph applies in this deed:

“Intellectual Property” means all or any copyrights, patents, trademarks, trade names, service marks, business names, design and invention rights, database rights, semi-conductor topography rights, rights in undisclosed or confidential information and all other registered or unregistered intellectual property and any applications for any of the same.

17.2	The Company does not own or use and has never owned or used any Intellectual Property.
17.3

The Company is not infringing and has not infringed any rights or interests of third parties’ Intellectual Property. No claims of infringement of any such rights or interests have been made by any third party and so far as the Seller is aware there are no circumstances likely to give rise to the foregoing.

18	EMPLOYMENT
18.1	The Company has no and has never had any employees.
18.2	There is no employment offer or offer of engagement outstanding by the Company to any person.
18.3	The Company has no liabilities in respect of any past or present officers of the Company.
19	PROPERTY
19.1

In this clause 19, “Previously-owned Land and Buildings” means any land and buildings that have, at any time before the date of this agreement, been owned (under whatever tenure), occupied or used by the Company, but which are either:

(a)	no longer owned, occupied or used by the Company; or
(b)	are owned, occupied or used by the Company but pursuant to a different lease, licence, transfer or conveyance.
19.2	The copy of the Lease in the Data Room is true, complete and accurate and the particulars of the Property set out in Schedule 8 are true, complete and accurate.
19.3	The Property is the only land and buildings owned, used or occupied by the Company
19.4

The Company is not party to any uncompleted agreement to acquire or dispose of any freehold or leasehold property other than the Lease and holds no title or interest (nor any contingent liability) in respect of any freehold or leasehold land other than the Property.

19.5	The Company is the sole legal and beneficial owner of and has a good and marketable title to the Property.
19.6

The Company is in possession and actual occupation of the whole of the Property on an exclusive basis, and no right of occupation or enjoyment has been acquired or is in the course of being acquired by any third party, or has been granted or agreed to be granted to any third party.

19.7

Other than under the Lease, the Company does not have any interest or liability (whether actual or contingent) in relation to any freehold or leasehold property including without limitation any Previously-owned Land and Buildings.

19.8	The unexpired residue of the term granted by the Lease is vested in the Company and is valid and subsisting against all persons, including any person in whom any superior estate or interest is vested.
19.9

In relation to the Lease, the landlord and the tenant has observed and performed in all material respects all covenants, restrictions, stipulations and other encumbrances and there has not been (expressly or impliedly) any waiver of or acquiescence to any breach of them.

19.10	So far as the Seller is aware, there are no disputes, claims, actions, demands or complaints in respect of the Property which are outstanding.
19.11	Neither the Company nor the Seller have received any notice of breach or default or termination in respect of the Lease and are not and have never been in breach of the terms thereof.
19.12

Save as disclosed in the Disclosure Letter, neither the Seller nor the Company have entered into any insurance policies relating to any question of title affecting the Property nor have the existence of any such insurance policies been disclosed to the Company in respect of the Property.

19.13

The Company has paid all amounts due and payable under the Lease in accordance with such Lease and is not in breach of the provisions thereof and so far as the Seller is aware the counterparties thereto are not in breach of the provisions thereof.

19.14	Save as registered at HM Land Registry, the Property (and the proceeds of sale from it) is free from:
(a)	any mortgage, debenture, charge (whether legal or equitable and whether fixed or floating), rentcharge, lien or other right in the nature of security; and
(b)	any agreement for sale, estate contract, option, right of pre-emption or right of first refusal,

and there is no agreement or commitment to give or create any of them

19.15	The Property is not subject to any matters which are unregistered interests which override registered dispositions under Schedule 3 to the Land Registration Act 2002.
19.16

So far as the Seller is aware, all covenants, restrictions, stipulations and other encumbrances affecting the Property have been fully observed and performed and no notice of any alleged breach has been received by the Company (or its predecessors in title).

19.17	There are no matters which, although not registered, are capable of registration as local land charges.
20	PLANNING
20.1	The Planning Permission is in force, is valid and extant and the use of the Property is lawful.
20.2

True, complete and accurate copies of the Planning Permission and the application for the Planning Permission (including the environmental statement and all supplemental and technical reports, plans and documents submitted with or subsequently in connection to the application for Planning Permission) are contained in the Disclosure Bundle.

20.3	No notice has been received by the Company or the Seller to vary the Planning Permission in any way.
20.4

The Company has performed and observed all its obligations and any planning conditions under the Planning Permission and any other planning permission, building regulations, orders and regulations affecting the sites the subject of the Solar PV Project, their use and any business of the Company there carried on as are required to be complied with as at the date of this deed.

20.5

All conditions attached to the Planning Permission which were to be satisfied or formally discharged prior to the Completion Date have been discharged and/or satisfied as required (including discharge of any pre-commencement of development, pre-commencement of operation or other suspensive conditions) and evidence thereof is included in the Disclosure Bundle.

20.6

The Planning Permission was not the subject of any appeal, challenge or judicial review proceedings and the period for bringing any such appeal, challenge or judicial review proceedings has now lapsed. There are no outstanding appeals, challenges or judicial review proceedings that are undetermined or unresolved as at the Completion Date in relation to the Project or any of the Planning Permission and so far as the Seller is aware there are no circumstances likely to give rise to any appeals, challenges or judicial review proceedings in relation to the Project or the Planning Permission.

20.7	No notice of or any communication alleging any breach has been received by the Company in relation to the use of the Property.
20.8

There are no outstanding enforcement notices, stop notices, enforcement proceedings or appeals (whether against refusal, deemed or otherwise, conditions or enforcement) under applicable legalisation affecting the Property.

20.9	There have been no acts, omissions, or other circumstances by reason of which a planning enforcement order may be applied for or made in relation to the Property.
20.10

No community infrastructure payments or legal agreement or payments relating to any planning permissions are outstanding or have been offered and there are no liabilities of the Company to the local community

20.11

There is no agreement or planning obligation or planning contribution (together a “Planning Agreement”) affecting the Property under Section 52 of the Town and Country Planning Act 1971, Section 38 and Section 278 of the Highways Act 1980, Section 33 of the Local Government (Miscellaneous Provisions) Act 1982, Section 106 of the Town and Country Planning Act 1990, Section 104 of the Water Industry Act 1991, Part 11 of the Planning Act 2008 or any provision in legislation of a similar nature and the Seller confirms that neither it nor the Tenants are required to enter into any such Planning Agreement;

20.12	where there is any Planning Agreement;
(a)	all of the obligations which have fallen due have been observed or performed and no notice of breach has been received; and
(b)	there are no material obligations which remain to be observed or performed.
20.13	So far as the Seller is aware, there are no proposals of any local or other authority (involving compulsory acquisition or requisition or otherwise) or any other circumstances which may result in any order or notice being made or served or which may otherwise adversely affect the Property.

21	ENVIRONMENTAL
21.1

All records and data required to be maintained by the Company in relation to the Property under the provisions of any Applicable Law relating to health and safety matters, EHS Matters and/or the presence and/or use of Hazardous Substances are true, complete and accurate and have been included in the Disclosure Bundle.

21.2

The Company and the Seller have not received any written notice or written intimation of any complaint or claim from any person in respect of EHS Matters nor any there are any legal proceedings pending or threatened against the Seller and/or the Company in respect of such matters.

21.3

All sites now owned or occupied by the Company are free from any Hazardous Substance which could give rise (whether on the relevant site or elsewhere) to any actual or potential liability on the part of the Company under Applicable Law relating to EHS Matters

22	POSITION OF THE COMPANY SINCE THE REFERENCE DATE
22.1

Since the Reference Date the Company has been managed on an arm’s length basis and in a diligent and prudent manner, in compliance with all Applicable Law, in accordance with its ordinary course of business, without (i) incurring any Leakage (other than Permitted Leakage); or (ii) carrying out any actions or transactions or doing anything which may cause any of the Warranties to be or become untrue, inaccurate or misleading.

Part 3 - Tax Warranties

23	TAX
23.1	The Company has duly complied with all law, statutes, rules, regulations, orders and directions in respect of Tax, whether of the United Kingdom or any other jurisdiction.
23.2

All returns, computations, notices, reports, accounts, statements, assessments, claims, disclaimers, elections and registrations and any other necessary information which are or have been required to be made or given by the Company for any Tax purpose:

(a)	have been made or given within the requisite periods and on a proper basis and are up-to-date. complete and correct in all respects; and
(b)	none of them are, or so far as the Seller is aware likely to be, the subject of any dispute with or enquiry by any Tax Authority.
23.3

The Company has paid all amounts of Tax (whether of the UK or elsewhere) for which it has become liable and due to pay by the due dates and no liability to pay any interest or penalty, fine or surcharge has been incurred in connection with any Tax.

23.4

The Company has not been subject to any audit, enquiry or other investigation by any Tax Authority since its incorporation. There is no dispute outstanding with or open enquiry, audit or other investigation instigated by HMRC or other Tax Authorities and so far as the Seller is aware, there are no circumstances which make it likely that any such dispute or enquiry will commence.

23.5

The Company has not since incorporation become liable to pay any penalty, fine, surcharge or interest charged by virtue of the provisions of any Tax legislation, and so far as the Seller is aware, there are no circumstances existing at Completion whereby the Company will become so liable.

23.6

The amount of Tax chargeable on the Company during any accounting period has not depended on any concessions, clearances, agreements or other formal or informal arrangements with any Tax Authority. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax liability, assessment or deficiency that is currently in effect

23.7	The Company is in exclusive possession and control of:
(a)	all records and documentation that it is obliged to hold, preserve and retain for any Tax purposes (and all such records and documents are complete and accurate); and
(b)

sufficient information to enable it to compute accurately its liability to Tax or entitlement to any Relief in so far as it relates to any event occurring or asset owned or acquired on or before Completion.

23.8

The Company is not, and so far as the Seller is aware, the Company will not become, liable to make a payment to any person (including any Tax Authority) in respect of any liability to Tax which is primarily or directly chargeable against, or attributable to any other person, including where that other person fails to discharge a liability to Tax for which he is or may be primarily liable. The Company has not given any warranties, indemnities, covenants, undertakings or guarantees to any other person for actual or potential Tax liabilities.

23.9

No distribution or deemed distribution (including within sections 1064 to 1066 of the CTA 2010) has been made (or will be deemed to have been made for any Tax purpose) by the Company and the Company is not bound to make any such distribution.

23.10	The Company has not been engaged in, nor been a party to, any of the transactions set out in Chapter 5 of Part 23 of CTA 2010 (demergers).
23.11

The Company has not at any time repaid or redeemed or agreed to repay or redeem any shares of any class of its share capital or otherwise reduced or agreed to reduce its share capital or made any bonus issue or otherwise issued share capital as paid up other than for the receipt of new consideration, nor has there been any alteration of the share capital of the Company within section 98 IHTA 1984.

23.12	The Company is not and has never been a close investment-holding Company as defined in Section 34 CTA 2010.
23.13

The Company is not and has never been part of a group (or owned by a consortium) for any Tax purposes, nor are there any arrangements or agreements under which the Company is or may become liable to make or entitled to make or receive any surrenders of group relief or payments or repayments in respect of group relief.

23.14	The Company is not a ‘large company’ within the meaning of regulation 3 of the Corporation Tax (Instalment Payments) Regulations 1998.
23.15	The Company has not entered into or been the subject of arrangements with respect to payments of corporation tax pursuant to section 36 Finance Act 1998 or sections 59F to G TMA 1970.
23.16

The Company is, and always has been, resident only in the United Kingdom for Tax purposes and is not and has never been resident in (or required to register for Tax purposes in) any other jurisdiction (including under a double taxation agreement), or had a branch, agency or permanent establishment situated outside the United Kingdom, nor has it constituted any agent or permanent establishment of any person for any Tax purposes. The United Kingdom is the only jurisdiction in which the profits, income or gains of the Company are chargeable to Tax or in which any acquisitions, imports or supplies made by the Company are chargeable to VAT or customs or other duties and so far as the Seller is aware the Company is not likely to become subject to Tax or required to register for any Tax in any jurisdiction other than the UK.

23.17	The Company does not hold shares in any Company which is not resident in the United Kingdom.
23.18	The Company has not made (or been treated as having made) any loans or advances within sections 455,459 and 460 of CTA 2010.
23.19

Neither the Shares, nor any asset owned by the Company, are or is liable to be subject to any Inland Revenue charge as mentioned in sections 237 and 238 of IHTA 1984 or is liable to be subject to any sale, mortgage or charge by virtue of section 212(1) of IHTA 1984.

23.20	The Company has not made or received any transfer of value within the meaning given to that phrase in IHTA 1984 (whether or not in connection with the death of any person at any time).
23.21

The Company has not entered into, or agreed to enter into, any election, claim, agreement or arrangement with any other company whereby: (a) any transaction, disposal or acquisition has been deemed to have been entered into (or deemed to have been entered into at a certain value or price) for Tax purposes by the Company; or (b) any gain, loss or Tax liability has been allocated, reallocated or otherwise transferred to or by the Company, including (if applicable) any election under any of sections 171 A, 175 or 179A TCGA 1992, paragraph 16 of Schedule 26 to the Finance Act 2008, or section 792 of CTA 2009 (or paragraph 66 of Schedule 29 to the Finance Act 2002)

23.22

The Reference Accounts make full provision or reserve within generally accepted accounting principles for all Taxation for which the Company is accountable at that date. Proper provision has been made and shown in the Reference Accounts for deferred taxation in accordance with generally accepted accounting principles.

23.23	Since the Reference Accounts Date:
(a)	no accounting period of the Company has ended within the meaning of Part 2 Chapter 2 CTA 2009 (accounting periods);
(b)	the Company has not made any claim or application to pay any Tax by instalments or to defer the payment of any Tax;
(c)

no event or transaction has occurred that has resulted in any asset of the Company being deemed to have been disposed of and re-acquired for any Tax purpose or in the clawback or withdrawal of any Relief previously given;

(d)

the Company has not been involved in any transaction outside the ordinary course of business which has given or is likely to give rise to a liability to Tax (ignoring for these purposes the availability of any Relief).

23.24

The gross book value shown in, or adopted for the purposes of the Reference Accounts as the value of each of the assets of the Company, on the disposal of which a chargeable gain or allowable loss could arise, does not exceed the amount which on a disposal of such asset at the date of this deed would be deductible, in each case, disregarding any statutory right to claim any allowance or relief other than amounts deductible under section 38 TCGA 1992.

23.25	The Company has not claimed any capital allowances or other Reliefs under CAA 2001.
23.26

The Company has complied with all statutory provisions, rules, regulations, orders and directions in respect of VAT including (for the avoidance of doubt) the terms of any agreement reached with any Tax Authority and the Company is not and has not been subject to any interest, forfeiture, surcharge or penalty, nor been given any notice under Sections 59 or 59A VATA, nor been given a warning within Section 76(2) VATA, nor been required to give security under paragraph 4 Schedule 11 VATA.

23.27

All VAT applications have been validly made. The Company is a taxable person and is duly registered for the purposes of VAT with quarterly prescribed accounting periods. The Company has complied with all statutory provisions, rules, regulations, orders and directions in respect of VAT and has not made any exempt supplies, and the Company has not been, nor so far as it is aware are there circumstances by reason of which it will be, denied full credit for all input tax paid or suffered by it.

23.28	The Disclosure Bundle sets out full details of the historic and current VAT registrations of the Company and all VAT applications made. The Company has never been a member of a group for VAT purposes.

23.29

Neither the Company nor any relevant associate thereof within the meaning of Schedule 10 VATA 1994 has under that Schedule elected to waive exemption or exercised an option to tax in relation to land in which the Company has an interest, nor has it or they made a real estate election under that Schedule in relation to any land.

23.30	The Company does not own any assets which are capital items subject to the capital goods scheme under Part XV of the VAT Regulations 1995.
23.31

All documents which establish or are necessary to establish the title of the Company to any asset, or to enforce any rights or interests, and which attract stamp duty or any similar taxation or duty (whether in the UK or elsewhere) have been duly and properly stamped and the Company has paid all stamp duty and similar taxes or duties in the UK and other countries to which it is, has been, or may be made, liable. No such documents which are outside the UK would attract stamp duty if they were brought into the UK.

23.32	No clawback or withdrawal of any Relief that affects the Company nor any liability to Tax will be made or will arise in the Company in consequence of Completion or entering into this deed.
23.33

No chargeable interest has been acquired by the Company since its incorporation pursuant to a land transaction in respect of which group relief from SDLT under part 1 of Schedule 7 to Finance Act 2003 was claimed by the Company.

23.34

The Company has not been involved in any scheme, arrangement, transaction or series of transactions which, or which included a step or steps which, had as its main purpose, or one of its main purposes, the avoidance, reduction or deferral of Tax or the obtaining of a Tax advantage, nor has the Company been a party to any notifiable arrangements for the purposes of Part 7 Finance Act 2004 (disclosure of tax avoidance schemes) (or any similar legislation).

23.35

There are no land transactions, within the meaning of section 43 Finance Act 2003, to which the Company has been a party in respect of which the Company has or may have future SDLT (or similar Tax) compliance obligations.

23.36

The Company has paid all SDLT for which it has become liable, and all necessary returns in relation to such SDLT liabilities have been submitted within the relevant time limits and are complete and accurate in all respects.

23.37	The Company has no liability to Land and Buildings Transaction Tax or Land Transaction Tax (nor are there any circumstances whereby such a liability will or may arise in the future).
23.38	The Company is not and has not been party to any arrangements to which Part 4, TIOPA 2010 (transfer pricing) applied or applies.
23.39	All arrangements, transactions or series of transactions made by the Company have been made and are on arm’s length terms.
23.40

All payments made by the Company which ought to have been made under deduction or withholding of Tax (including without limitation emoluments and benefits which are the subject of PAYE or the Construction Industry Scheme) have been so made and any sums required to be accounted for have been accounted for to the relevant Taxation Authority. The Company has properly operated the PAYE system, making deductions and payments of tax (including National Insurance contributions) as required by law from all payments to or treated as made to employees, ex-employees, officers and ex-officers of the Company, and punctually accounted to HMRC for all such tax.

23.41

The Company has not granted any right over or in respect of any shares of the Company or any other shares or securities or been party to any arrangement in connection with the grant of any such right to or in relation to or for the benefit of, any employee or officer or former employee or officer of the Company or any other company or to, or in relation to, any person connected or related to any such employee or officer or former employee or officer of the Company or any other company.

23.42

No payments or loans have been made to, nor have any assets been made available or transferred to, nor have any assets been earmarked (however informally) for the benefit of, any officer or employee or former officer or employee (or any associate of such person) of the Company, falling within the provisions of Part 7 A to ITEPA 2003 (employment income provided through third parties) nor is or has there been any trust or arrangement capable of conferring such a benefit.

23.43

All financing costs, including interest, discounts and premiums payable by the Company in respect of its loan relationships and amounts payable by the Company in respect of its derivatives contracts, in each case including within the meaning of Part 5 and Part 7 of CTA 2009 are eligible to be brought into account by the Company as a debit for the purposes of Part 5 and Part 7 of CTA 2009 at the time, and to the extent that debits are recognised in the statutory accounts of the Company.

23.44

No liability to Tax or non-trading deficit would arise from the loan relationships to which the Company is a party being repaid to the extent of the amounts shown in respect of such loan relationships in the Reference Accounts of the Company, if so repaid as at the date of this deed or, in the case of any loan relationship to which the Company has become a party since the Reference Date, being repaid at par as at the date of this deed.

23.45

The Disclosure Bundle contains all correspondence with HMRC received or sent by the Seller or the Company or their respective advisors prior to the date of this deed which are addressed to or relate to the Company.

23.46	The Company has never disposed of any asset.
23.47

The Company is not, nor has it ever been, required to register as a Contractor under the provisions of section 59 of the Finance Act 2004. The expenditure incurred by the Company on construction, refurbishment and fitting-out works in each of the three years ending with the end of the last period of account is less than £1 million (and the Company is not otherwise a person falling within section 59(1)(1) of the Finance Act 2004).

23.48	The Company has not nor has otherwise been involved in, any transaction, scheme or arrangement to which Part 8ZB CTA 2010 or Part 9A ITA 2007 may apply.
23.49

The Company has not at any time treated the Property as an asset of a trade for any Tax purpose or made any surrender of any Tax losses which result from any expenditure on the Property, whether by way of group or consortium relief or otherwise.

23.50

In respect of any capital expenditure on fixtures relating to the Property incurred on or after 1 April 2012, any requirements under section 187A CAA 2001 have been satisfied as may be required to enable the Company (and any subsequent purchaser) to claim capital allowances in respect of such fixtures.

23.51	The Disclosure Bundle sets out the amount of expenditure, as reduced by any claim under section 791 of CTA 2009, on each of the intangible fixed assets and goodwill, within the meaning of Part 8 of CTA 2009, of the Company and provides the basis on which any debit relating to that expenditure has been taken into account in the Accounts or, in relation to expenditure incurred since the Accounts Date, will be available to the Company. No circumstances have arisen since the Accounts Date by reason of which that basis might change.

23.52

No asset of the Company nor the Shares is liable to confiscation, forfeiture or distraint by any Taxation Authority, nor is any such asset subject to any charge, encumbrance, lien, mortgage, power of sale or other right or security over the asset which is exercisable by any Taxation Authority.

23.53	The Company is not, nor has it ever been, a member of a partnership.
23.54

The Company has in place (and has had in place at all times since 30 September 2017) such prevention procedures (as defined in sections 45(3) and 46(4) of CFA 2017) as are proportionate to its business risk and are in line with any guidance published from time to time pursuant to section 47 CFA 2017.

23.55

Neither the Company, nor any person acting in the capacity of a person associated with the Company, is or has been the subject of any investigation, inquiry or enforcement proceedings regarding any offence or alleged offence under Part 3 CFA 2017, and no such investigation, inquiry or enforcement proceedings have been threatened or notified to the Company as pending and, so far as the Seller is aware, there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.

SCHEDULE 5

Tax Covenant

1INTERPRETATION

1.1Definitions:

“Accounts Relief” means any right to a repayment of tax or other Relief that has been taken into account:

(a)	as an asset in preparing the Reference Accounts, or
(b)	in computing taxable profits in the Reference Accounts, or
(c)	in computing any provision for deferred Tax which appears or would otherwise have appeared in the Reference Accounts.

“Buyer’s Relief” means:

(a)	any Relief arising to a member of the Buyer’s Tax Group; and
(b)	any Relief arising to the Company as a consequence of or by reference to an Event occurring or Profits earned, accrued or received after Completion.

“Buyer’s Tax Group” means the Buyer and any other company or companies (other than the Company) that are from time to time treated as members of the same Group as, or otherwise connected or associated in any way with, the Buyer for any Tax purpose.

“Event” includes (without limitation), the earning, receipt or accrual for any Tax purpose of any income, profit or gains, the incurring of any loss or expenditure, and any transaction (including the execution and completion of this deed and the sale of the Shares pursuant to this deed), event, occurrence, arrangement, act or omission whatsoever (including the death, winding up or dissolution of any person or the membership of any group) (or any deemed event, occurrence, transaction, arrangement, act or omission) and any reference to an Event occurring on or before a particular date shall include Events that, for Tax purposes, are deemed to have, or are treated or regarded as having, occurred on or before that date.

“Liability for Tax”:

(c)

any liability of the Company to make an actual payment of, or in respect of, or on account of, Tax and whether or not the Company has, or may have, any right of reimbursement against any other person, in which case, the amount of the Liability for Tax will be the amount of the payment;

(d)

the Non-availability of or failure to obtain, for any reason, any Accounts Relief, in which case, the amount of the Liability for Tax will be, in the case of (i) a right to a repayment or a deduction from or offset against Tax, the amount of the repayment or other Relief which is not available, and (ii) a Relief that is a deduction from or offset against gross Profits, the amount of Tax which would, on the basis of the rates of Tax current at the date of the Non-availability or failure to obtain such Relief, have been saved but for such Non-availability or failure to obtain the Relief (it being assumed for these purposes that the Company had sufficient Profits or was otherwise in a position to use the Relief fully in the period during which the Non-availability or failure to obtain such Relief occurred); and

(e)

the use or setting off of any Accounts Relief or Buyer’s Relief in circumstances where, but for such set off or use, the Company would have had a liability to make a payment of or in respect of or on account of Tax for which the Buyer would have been able to make a claim against the Seller under this Tax Covenant, in which case, the amount of the Liability for Tax will be the amount of Tax for which the Seller would have been liable but for the setting off or use.

“Non-availability” includes loss, reduction, modification, counteraction, disallowance, cancellation, claw-back, withdrawal, non-availability or non-existence.

“Profits” means income, profits or gains, the value of any supply or any other consideration, value or receipt used or charged for Taxation purposes or other measure by reference to which Tax is computed.

“Relief” includes any loss, relief, allowance, deduction, credit, exemption or set off for Tax or for the purposes of computing Profits (including losses within the meaning of sections 45 to 45B CTA 2010) and any repayment and/or right to a repayment of Tax (including any repayment supplement or interest in respect of it) or to a payment in respect of Tax.

“Tax” or “Taxation” means all forms of tax and charges, duties, imposts, contributions, levies, withholdings, deductions or liabilities wherever chargeable and whether of the UK or any other jurisdiction (including, for the avoidance of doubt, income tax, PAYE and National Insurance contributions) whenever created or imposed and whether or not directly or primarily chargeable against or attributable to any person and regardless of whether or not that person has, or may have, any right of reimbursements against any other person; and any penalty, fine, surcharge, interest, charges or costs relating to it or resulting from a failure to comply with the provisions of any law relating to Taxation.

“Tax Claim” means any assessment, notice, demand, letter or other document issued or action taken by or on behalf of any Tax Authority or self-assessment from which it appears that the Company or a member of the Buyer’s Group is or may be subject to a Liability for Tax or other liability for Tax for which the Seller is liable under this Schedule.

“Tax Authority” or “Taxation Authority” means HMRC or any other authority, body or official competent to impose, assess or collect Tax in the UK or elsewhere.

1.2In this Schedule, references to:

(a)

Profits or gross receipts, income, profits or gains earned, accrued or received shall include any Profits or gross receipts, income, profits or gains deemed, for any Tax purpose, to have been or treated or regarded as earned, accrued or received;

(b)	any repayment of Taxation (or any similar term) includes any repayment supplement or interest in respect of it; and
(c)	paragraphs are to paragraphs of this Schedule, unless the context otherwise requires.
1.3

Any stamp duty charged on any document (or in the case of a document that is outside the UK, any stamp duty that would be charged on the document if it were brought into the UK) that is necessary to establish the title of the Company to any asset, and any interest, fine or penalty relating to the stamp duty, shall be deemed to be a liability of the Company to make an actual payment of Tax because of an Event arising on the last day on which it would have been necessary to pay the stamp duty to avoid any liability to interest or penalties arising on it.

1.4

For the purposes of calculating the rights and liabilities of the parties under this Tax Covenant (and in particular for calculating any Liability for Tax or any Relief) (other than paragraph 3 (Payment Date and Interest) or paragraph 7 (Corporation Tax Returns)), the Reference Accounts Date and the date of Completion shall be assumed to be (if not in fact the case) the end of any relevant accounting period for Taxation purposes of the Company.

2COVENANT

Subject to the provisions of this Tax Covenant, the Seller covenants to pay to the Buyer an amount equal to any:

(a)

Liability for Tax resulting from, or by reference to, any Event occurring (or deemed to occur) on or before Completion or in respect of any Profits earned, accrued or received by the Company on or before Completion or in respect of any period (or part-period) ending on or before Completion, whether or not that liability was discharged on or before Completion, or any consideration paid or provided to the Seller under this deed;

(b)

Liability for Tax (and/or any liability of any member of the Buyer’s Tax Group to make an actual payment of, or of an amount in respect of, Taxation), arising at any time as a result of or in respect of or by reference to the failure by any Seller (or other person connected or associated with the Company or the Seller for Tax purposes on or prior to Completion) to discharge any Tax liability within a specified period or otherwise;

(c)

Liability for Tax which arises due to the relationship for Tax purposes before Completion of the Company with any person other than a member of the Buyer’s Tax Group (including the Company’s membership of a group of Companies on or prior to Completion, including membership of any group for VAT purposes), whether arising before, on or after Completion;

(d)

liability of the Company to pay or repay any other person (other than a Taxation Authority) any amount in respect of Tax pursuant to any indemnity, covenant, warranty, guarantee or agreement entered into or created on or before Completion (other than any payments made to any person supplying goods or services to the Company (for VAT purposes) which represent VAT validly due in relation to such supplies);

(e)	Liability for Tax resulting from, or by reference to any repayment, release or other discharge of any relevant financing arrangements (and any accrued interest thereon);
(f)

Liability for Tax that is a liability of the Company to account for income tax or National Insurance contributions (NICs), whether arising before or after Completion, in respect of or by reference to (i) any acquisition, holding, variation or disposal of employment-related securities or securities option (or other right to acquire securities or an interest in securities) (for the purposes of Part 7 of ITEPA 2003) where the acquisition or grant occurred on or before Completion, (ii) any payments made (or any other asset or benefit provided, including by way of any issue or transfer of shares or securities or rights therein) on or before Completion to any persons (including any contractors, consultants or personal service companies), or (iii) any consideration paid or provided under this deed;

(g)

Liability for Tax (including any national insurance contributions) arising as a result of, or in respect of, or by reference to any Event giving rise to a charge under Part 7A ITEPA 2003 where the relevant arrangement for the purposes of Part 7A ITEPA 2003 was entered into on or before Completion; and

(h)

liability for inheritance tax (disregarding the fact that any Tax is not yet payable and any right to pay tax in instalments) (together with interest and penalties) of any person arising as a result of, in respect of or by reference to a transfer of value occurring or being deemed to occur on or before Completion (whether or not in conjunction with the death of any person whenever occurring) or which otherwise arises to the Company as a result of, in respect of or by reference to such a transfer which is at Completion, or becomes after Completion, charged or secured on or gives rise to a power to sell, mortgage or charge or is otherwise payable out of the Sale Shares or any asset of the Company or the proceeds of sale thereof (and for these purposes (i) such Tax shall be treated as becoming due and a charge or power to sell, mortgage or charge as arising on the date of the transfer of value or other date or event on or in respect of which it becomes payable or arises; and (ii) the provisions of section 213 IHTA 1984 shall not apply to any payments falling to be made under this paragraph);

(i)

Liability for Tax (together with all interest and penalties) that relates to the Non-availability of any Relief pursuant to Part 13 CTA 2009 or any VAT recovery which has been claimed on or prior to Completion or relating to any period or prescribed period (or part of any such period) ended on or prior to Completion (including any liability to pay, repay or account for any amount to any Tax Authority in respect of any research and development tax credits or input VAT claimed in respect of any such period (or part period) and including any interest, penalties or surcharges arising in respect of any of the foregoing); and

(j)

Liability for Tax arising as a result of or in relation to the recharge or allocation of costs to the Company including, but not limited to, any Liability for Tax arising on the intragroup transfer of goodwill or any intangible asset;

(k)	Liability for Tax arising as a result of or in relation to the repayment or discharge of the Trade Deposit, EPC Amount and Net Liabilities:
(l)

Liability for Tax that is a liability to SDLT and all related interest and penalties arising in connection with the Company’s interest in the Property, the Lease and/or the exercise of any option in respect of the same; and

(m)

costs and expenses (including legal costs reasonably and properly incurred), properly incurred by the Buyer or the Company or any member of the Buyer’s Tax Group in connection with any Liability for Tax or other liability or amount as is referred to in any of the preceding sub-paragraphs, any Tax Claim or taking or defending any action under this Schedule.

3PAYMENT DATE AND INTEREST

3.1	Payment by the Seller in respect of any liability under this Schedule must be made in cleared and immediately available funds on:
(a)

in the case of a Liability for Tax that involves an actual payment of or in respect of Tax, the later of five Business Days before the due date for payment and ten Business Days after the date on which the Buyer serves notice on the Seller requesting payment;

(b)

in a case that falls within paragraph 1.1(e) of the definition of Liability for Tax, the date on which the Tax saved by the Company is or would have been required to be paid to the relevant Tax Authority; or

(c)	in any other case, ten Business Days following the date on which the Buyer serves notice on the Seller requesting payment.
3.2

If any amount due from the Seller under this Tax Covenant is not paid on the date specified in paragraph 3.1, then, except to the extent that the Seller’s liability under paragraph 2 (Covenant) includes interest and penalties to compensate the Buyer for the late payment, the amount due shall bear interest (to accrue on a daily basis before and after any judgment) at the rate of 3% a year over the base rate from time to time of the Bank of England compounded monthly or (in the absence of that) at any similar rate as the Buyer shall select from the day following the due date up to, and including, the day of actual payment of those sums.

4EXCLUSIONS

4.1	The covenant contained in paragraph 2 (Covenant) above shall not cover any Liability for Tax to the extent that:
(a)	specific provision or reserve (other than a provision for deferred tax) for the liability is made in the Reference Accounts;
(b)	the Liability for Tax was paid on or before Completion and the Reference Accounts reflected that payment;
(c)

it arises as a result of or in connection with any Event occurring in the ordinary course of the business of the Company from and including the Reference Date but on or before the Completion Date, save to the extent that: (i) such Liability for Tax is in respect of Profits and such Profits (or assets derived from or representing the same) have been distributed or otherwise withdrawn from, paid out or divested by the Company on or before Completion; or (ii) such Liability to Taxation is in respect of a withholding or deduction unless the Company has properly made and accounted to the relevant Taxation Authority for the relevant withholding or deduction or retains absolutely at Completion the benefit of the amount withheld or deducted;

(d)

it arises or is increased only as a result of any change in the law or rates of Tax (other than a change targeted specifically at countering a tax avoidance scheme) coming into force after Completion or the withdrawal after Completion of any extra-statutory concession previously made by a Tax Authority (whether or not the change is retrospective in whole or in part) provided that this paragraph 4.1(d) will not apply to any payment under paragraph Error! Reference source not found. (Grossing Up);

(e)	the Buyer is compensated for that Liability for Tax under any other provision of this deed (including, for the avoidance of doubt, pursuant to the W&I Policy); and
(f)

it would not have arisen but for a voluntary act, transaction or omission of the Company or the Buyer or any member of the Buyer’s Tax Group outside the ordinary course of business after Completion and which the Buyer was aware, or ought reasonably to have been aware, would give rise to the Liability for Tax or other liability in question but excluding any act, transaction or omission:

(i)	carried out pursuant to a legally binding obligation of the Company entered into prior to Completion;
(ii)	carried out pursuant to an obligation imposed by any law or any regulation or requirement having the force of law;
(iii)	consisting of, or carried out pursuant to, a voluntary disclosure to any Tax Authority; or
(iv)	taking place with the written consent of the Seller or pursuant to this deed or any document executed pursuant to this deed.
4.2	The provisions of Clause 8.2 of this deed shall apply for the purposes of this Schedule.
4.3

None of the limitations on liability or other exclusions provided for by paragraph 4.1 above (other than sub-paragraphs 4.1(a) and 4.1 (b)) shall apply to any matter which would be covered by the covenants under paragraph 2.1(b), 2.1(h) or 2.1(1).

5	LIMITATIONS

The liability of the Seller under paragraph 2 (Covenant) will terminate on:

(a)	the 21st anniversary of Completion, for any claim under paragraph 2 (Covenant) for a liability arising from a loss of Tax caused fraudulently by the Company or any connected person; or
(b)	the seventh anniversary of Completion (in any other case),

except for any claim under paragraph 2 (Covenant) of which written notice is given to the Seller before that relevant date containing, to the extent reasonably practicable, a description of that claim and the estimated total amount of the claim.

6RECOVERY FROM THIRD PARTIES

Where the Seller has paid an amount in full under paragraph 2 (Covenant) for any Liability for Tax and the Buyer or the Company recovers (subject always to the requirements of any W&I Provider) from some other person that is not the Buyer, the Company, any other company in the Buyer’s Tax Group, any employee or officer of any of the same or any W&I Provider, any amount for any Liability for Tax, the Buyer shall or shall procure that the Company shall (subject to the terms of any W&I Policy) account to the Seller for the lesser of:

(a)	any amount recovered (including any related interest or related repayment supplement); and
(b)	the amount paid by the Seller under paragraph 2 (Covenant) in respect of the Liability for Tax in question,

less in either case any Tax suffered in respect of that amount and any costs and expenses incurred in recovering that amount, and provided that nothing in this paragraph shall require the Buyer to make a payment to the extent this would leave the Buyer (or the Company or any member of the Buyer’s Tax Group) in a worse position than would have been the case had the Liability for Tax not arisen in the first place.

7CORPORATION TAX RETURNS

7.1	Subject to this paragraph 0 (Corporation Tax Returns), the Buyer will have exclusive conduct of all Tax affairs of the Company after Completion.
7.2

In respect of any accounting period current at Completion, the Buyer will not submit any corporation tax return or computation for such period to any Tax Authority without giving the Seller at least 10 Business Days to comment (subject to any reasonable confidentiality requirements of the Buyer) and giving due consideration to the Seller’s reasonable representations received during that period but only to the extent relevant to that part of the period up to and including Completion.

7.3

The Seller shall provide all such assistance, information and documents within its possession and control as the Buyer may reasonably request for the purpose of enabling the Buyer and the Company: (a) to prepare and submit the Company’s Tax returns (to the extent such Tax returns have not been submitted on or before Completion) for any periods commencing prior to Completion; and (b) to deal with all matters and correspondence relating to the Tax affairs of the Company for any periods commencing prior to Completion.

8	GROUP RELIEF
8.1	The Seller agrees and shall procure that, notwithstanding any other provision of this deed or any other agreement, the Company shall not be required to:
(a)	make any surrender by way of group relief within the meaning of Part 5 of CTA 2010; or
(b)	make any payment (or repayment of any payment) for the surrender of any group relief,

in each case to the Seller (or any other person connected with the Company or the Seller for the purposes of any Tax) in respect of any period ended before Completion or the period in which Completion occurs, except to the extent reflected and expressly noted in the Reference Accounts.

9	VAT
9.1	In this paragraph 9.1:
(a)	“Seller’s VAT Group” means a group of companies registered as a group pursuant to section 43 VATA 1994 (if any).
(b)	“Representative Member” means the representative member of the Seller’s VAT Group; and
(c)	“Supply” means any supply, importation or acquisition for VAT purposes.
9.2	The Seller and the Buyer shall co-operate to ensure that the Company leaves the Seller’s VAT Group as of Completion (or as soon as possible thereafter).
9.3

Without prejudice to the Buyer’s rights under this Schedule, the Seller shall procure that the Representative Member shall comply with all requirements of any law or regulation relating to VAT and shall duly account to HMRC for all VAT on Supplies made by any member of the

Seller’s VAT Group (other than the Company) for which the Company would be jointly and severally liable as a member of the Seller’s VAT Group.

9.4

The Seller shall on request provide or procure to be provided to the Buyer any information and documents in the possession, custody or power of the Seller which are reasonably required by the Company or any member of the Buyer’s Tax Group in connection with calculating the liability of the Company for VAT or complying with any requirements under or pursuant to VATA 1994.

10CONDUCT OF TAX CLAIMS

10.1

Subject to paragraph 10.2, if the Buyer or the Company becomes aware of a Tax Claim, the Buyer shall give or procure that notice in writing is given to the Seller as soon as reasonably practicable, provided that giving that notice shall not be a condition precedent to the Seller’s liability under this Tax Covenant.

10.2

If the Seller becomes aware of a Tax Claim, it shall notify the Buyer in writing as soon as reasonably practicable, and, on receipt of the notice, the Buyer shall be deemed to have given the Seller notice of the Tax Claim in accordance with the provisions of paragraph 10.1.

10.3

The Buyer will give due consideration to any reasonable representations in relation to the Tax Claim that are made in writing by the Seller or the Seller’s duly authorised representative within ten Business Days of notice having been given (or deemed to have been given) under paragraph 10.1 or paragraph 10.2 but shall otherwise be free to pay or settle the Tax Claim on such terms as the Buyer, in its absolute discretion, considers fit.

10.4	As regards any Tax Claim:
(a)	the Seller shall provide any information, documents and assistance as may reasonably be requested in writing by the Buyer; and
(b)	the Seller shall make no communication with any Tax Authority in respect of the Tax Claim without the consent of the Buyer.
10.5	Any action which any member of the Buyer’s Tax Group or the Company takes (or omits to take) in respect of any Tax Assessment is without prejudice to the Buyer’s rights under this Schedule.
11	W&I POLICY
11.1	Nothing in this Schedule will require any member of the Buyer’s Tax Group or the Company to do or omit to do anything which:
(a)	might reasonably be expected to prevent the Buyer from bringing a successful claim under any W&I Policy; or
(b)

the Buyer considers (acting reasonably) would prejudice a claim under the W&I Policy or which is inconsistent with any actions that are to be carried out and/or obligations of the Buyer or the Company pursuant to the relevant terms of the W&I Policy;

(c)	and for the avoidance of doubt, in circumstances where the provisions of paragraphs 7 (Corporation tax returns), or 10 (Conduct of Tax Claims) are not compatible with the provisions of, or obligations under, the W&I Policy, the provisions of the W&I Policy shall apply in priority to the provisions of those paragraphs.

12GENERAL

12.1

All payments made by the Seller to the Buyer or by the Buyer to the Seller in accordance with this Tax Covenant will be treated, to the extent possible, as an adjustment to the Purchase Price for the Sale Shares.

12.2	In the event of any conflict between the provisions of this Schedule and any other provisions in the Agreement, this Schedule shall take priority.
12.3	The Seller shall not be entitled to obtain payment, compensation, reimbursement, restitution or indemnity more than once under this Schedule.
12.4	Nothing in this Schedule shall entitle the Seller or their agents or professional advisers to have access to any information or document over which the Buyer may have a right of legal privilege.

SCHEDULE 6

Seller’s Limitation of Liability

1TIME LIMITS FOR BRINGING CLAIMS

The Seller shall not be liable for any Warranty Claim or Tax Covenant Claim (as applicable) unless the Seller has received from the Buyer written notice on or before the date falling:

(a)	18 months from Completion in respect of a General Warranty Claim; and
(b)	7 years from Completion in respect of a Tax Warranty Claim or Tax Covenant Claim.

If a Warranty Claim or Tax Covenant Claim is based upon a liability which is contingent only, the Seller shall not be under the obligation to make any indemnification payment in favour of the Buyer unless and until such contingent liability becomes payable.

2	LIMITATIONS ON QUANTUM
2.1

Notwithstanding any other provision of this deed the total aggregate liability of the Seller for all Warranty Claims and Tax Covenant Claims shall not exceed an amount equal to 30% of the Aggregate Amount.

2.2

The Seller shall not be liable for any General Warranty Claim unless the aggregate amount of liability in respect of all General Warranty Claims (whether settled or otherwise) exceeds £50,000 (“Threshold”), in which event the Seller shall be liable for the whole amount and not just the excess. The Seller shall not be liable for any General Warranty Claim which does not exceed £10,000 (“De Minimis Claim”) and no De Minimis Claim shall count towards the Threshold (save that a series of General Warranty Claims arising from substantially the same facts or circumstances shall be treated as one De Minimis Claim in assessing quantum for this purpose).

2.3

For the purposes of this paragraph, the liability of the Seller shall be deemed to include the amount of all reasonable costs, expenses, fees and other liabilities payable by the Seller in connection with the satisfaction, settlement or determination of any such relevant claim.

3	NO DOUBLE COUNTING
3.1

The Buyer shall not be entitled to recover damages in respect of any Warranty Claim or Tax Covenant Claim, or otherwise obtain reimbursement or restitution, more than once in respect of the same loss, cost, shortfall or damage arising out of or in connection with the same circumstances.

3.2

The Seller shall not be liable for any Warranty Claim or lax Covenant Claim to the extent that the Reference Accounts provide for a specific reserve or provision in respect thereof but without prejudice to the liability of the Seller in respect of any excess not so reserved or provided for.

4	RECOVERY FROM THIRD PARTIES
4.1

In the event that the Buyer (or any other member of the Buyer’s Group) is at any time entitled to recover or otherwise claim reimbursement from a third party (including any insurer, and in particular the W&I Policy) in respect of any matter or circumstance giving rise to a General Warranty Claim then, subject to the Buyer being indemnified and secured to its reasonable satisfaction by the Seller in respect of all costs, expenses, losses and liabilities to be incurred by the Buyer’s Group (including the Company) in relation to the matters the subject of this paragraph 4.1, the following provisions shall apply:

(a)	the Buyer shall (or shall procure that the relevant member of the Buyer’s Group shall) take all reasonable steps to enforce such recovery or seek such reimbursement from the relevant third party;
(b)

without prejudice to the ability of the Buyer to pursue the claim against the Seller, to the extent that the General Warranty Claim has not been satisfied at the time the Buyer obtains recovery from a third party the liability of the Seller in respect of such claim shall be reduced by the amount (if any) actually recovered from the relevant third party (less all costs, expenses, fees and other liabilities, together with any VAT, and including any increased insurance premium as a consequence) incurred by the Buyer or the relevant member of the Buyer’s Group in recovering that sum), or extinguished if the amount recovered (less all reasonable costs, charges and expenses (including any increased insurance premium as a consequence) incurred by the Buyer or the relevant member of the Buyer’s Group in recovering that sum) exceeds the amount of the relevant claim;

(c)

if the Seller makes a payment to the Buyer in respect of such claim and the Buyer (or any member of the Buyer’s Group) recovers from a third party a sum which is referable to that claim, the Buyer shall promptly repay to the Seller the lower of:

(i)

the amount recovered from such third party (less all costs, expenses, fees and other liabilities, together with any VAT, and including any increased insurance premium as a consequence) incurred by the Buyer (or the relevant member of the Buyer Group) in recovering that sum); and

(ii)	the amount paid to the Buyer by the Seller in respect of the relevant claim.

5CHANGES

The Seller shall not be liable for any General Warranty Claim to the extent that it arises, or is increased or extended by (a) any decision of any court or tribunal or the passing or coming into force of or any change in any legislation, regulation, directive, requirement or any practice of any government, government department or agency or regulatory body (including the withdrawal of any extra statutory concession of a Tax Authority), or any increase in rates of Tax or variation in the method of applying or calculating the rate of Tax, in each case made on and/or after Completion; and (b) any change after Completion in the accounting bases, policies, practices or methods applied in preparing any accounts or valuing any assets or liabilities of the Company compared to those used by the Company prior to Completion save to the extent necessary in order to comply with FRS 102 or UK GAAP or such other requirements to the extent in each case applicable to the Company subsisting prior to.

6CONDUCT OF THIRD PARTY CLAIMS

6.1

The provisions of this paragraph 6 shall apply in the event that any claim is made or threatened by any third party against the Buyer’s Group, which may give rise to a General Warranty Claim by the Buyer (“Third Party Claim”).

6.2	In the event of a Third Party Claim, the Buyer shall:

(a)

within 20 Business Days after the date upon which the Buyer (or any other member of the Buyer’s Group) has actual knowledge of the Third Party Claim, give written notice of the Third Party Claim to the Seller, specifying in reasonable detail the nature of the Third Party Claim (save that in the event of a failure by the Buyer to do so within such 20 Business Day period this shall not preclude the Buyer from notifying the Seller and bringing a General Warranty Claim against the Seller in respect thereof save that the Seller shall not be liable to the Buyer in respect of any part of such claim which is, and to the extent it is, increased as a consequence of the liabilities giving rise to such claim being increased beyond what they would have been had the Buyer provided written notice of the Third Party Claim to the Seller within such 20 Business Day period).

(b)

if so requested by the Seller and subject to the receipt of a confidentiality undertaking reasonably acceptable to the Buyer, the Buyer shall provide, and shall procure that each member of the Buyer’s Group will provide, to the Seller copies of all material information and correspondence relating to the Third Party Claim for the purpose of enabling the Seller to assess the Third Party Claim (excluding that which attracts or would attract legal privilege); and

(c)	consult reasonably with the Seller and give due consideration to the reasonable requests of the Seller;

provided that nothing in this paragraph 6 shall require the Buyer or any other member of the Buyer’s Group to take or refrain from taking any action which when acting reasonably it considers would adversely affect the goodwill or commercial interests of the Buyer’s Group or any part of it. Failure by the Buyer to give the Seller notice of a Third Party Claim in accordance with this paragraph 6 shall not prejudice the Buyer’s ability to subsequently bring any Claim resulting from that Third Party Claim.

7ACCOUNTING

The Seller shall not be liable for any General Warranty Claim in respect of any amount specifically allowed, provided for or reserved in the Reference Accounts for the fact, matter, event or circumstance giving rise to such General Warranty Claim provided that if such allowance, provision or reserve is insufficient to cover the General Warranty Claim in full, the Seller shall be liable for the shortfall.

8MITIGATION BY THE BUYER

Nothing in this deed shall relieve the Buyer of any common law duty to mitigate any loss, liability or damage suffered or incurred by it, provided always that this shall not apply to any Tax Covenant Claim or any indemnity provision or covenant to pay.

9VOLUNTARY ACTS AND OMISSIONS

The Seller shall not be liable for any Warranty Claim attributable to any voluntary act (or knowing omission which the Buyer was aware would be likely to give rise to a Warranty Claim) by the Buyer and/or any other member of the Buyer’s Group after the Completion Date outside the ordinary course of business of both the Company and the Buyer’s Group and which was not as a consequence of a commitment entered into by the Company prior to Completion.

SCHEDULE 7

The Lease

[***]

SCHEDULE 8

Buyer Warranties

1	The Buyer is a company duly incorporated and organised, validly existing and in good standing under the laws of its jurisdiction of incorporation.
2

The Buyer has full right, power and authority to enter into this deed and any other Transaction Document to which the Seller is party and to perform its obligations in accordance with their respective terms.

3	The Buyer does not require the consent, approval or authority of any other person to enter into or exercise its rights or perform its obligations under this deed.
4

The entry into and the exercise by the Buyer of its rights and performance of its obligations under this deed and the transactions contemplated by it will not constitute a breach or give rise to a default under any applicable laws or regulations or any legally binding order, decree or judgement or other legally binding obligation on it.

5

No corporate action or other steps have been taken by the Buyer or legal proceedings started or threatened against it for its winding up or dissolution; or for it to enter into any arrangement or composition for the benefit of creditors; or for the appointment of a receiver, administrator, administrative receiver, liquidator, supervisor, compulsory manager, trustee or similar person of any of its revenues or assets.

6

All negotiations on behalf of the Buyer related to this deed and to the Transaction have been carried out without the intervention of any other person in such a manner as could give rise to any claim against the Seller for brokerage commission, finder’s fee or any other like payment.

7	The Buyer acknowledges that:
a.	it has formed its independent judgment, concerning the Company and the Project and any projections, estimates or budgets for the business;
b.

the Seller is not making any representation or warranty whatsoever, express or implied, beyond the Warranties, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company;

c.	it is not aware as at the date of execution of this deed of any events, facts, acts and/or omissions which it knows will result in breach of any of the Warranties.

SCHEDULE 9

Reconciliation Spreadsheet

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EXECUTED as a deed by P&T Global Renewable Energy Limited acting by a director in the presence of a witness or by two directors or a director and a secretary:	)
)
)
)
Signature of Director, Mr Meng Fanzhi
Authorised Signatory and BVI Law

Signature of Director/Secretary

Signature of Witness:

Name:	Arthur Chien

Occupation:	Business manager

Address:	Via Omletto 8, Milano, Italy

EXECUTED as a deed by ReneSola Power UK Ltd acting by a director in the presence of a witness or by two directors or a director and a secretary:	)
)
)
)
Signature of Director

Signature of Director/Secretary

Signature of Witness:

Name:

Occupation:

Address:

EXECUTED as a deed by P&T Global Renewable Energy Limited acting by a director in the presence of a witness or by two directors or a director and a secretary:	)
)
)
)
Signature of Director

Signature of Director/Secretary

Signature of Witness:

Name:

Occupation:

Address:

EXECUTED as a deed by ReneSola Power	)
UK Ltd acting by a director in the presence	)
of a witness or by two directors or a director	)
and a secretary:	)
Signature of Director

Signature of Director/Secretary

Signature of Witness:

Name:	Prubpreet Chaggar

Occupation:	Doctor

Address:	Norwhich House, 9-11 Streatham High Road, SW16 1DG